UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No. 2)

Filed by the Registrant   ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

BENTHOS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

4,780.58

(2)	Form, Schedule or Registration Statement No.:

PREM14A

(3)	Filing party:

Benthos, Inc.

(4)	Date filed:

17-Nov-2005

BENTHOS, INC.

49 Edgerton Drive

North Falmouth, Massachusetts 02556

To the Shareholders of Benthos, Inc.:

You are cordially invited to attend a special meeting of shareholders of Benthos, Inc. (“Benthos” or the “Company”) to be held on January     , 2006 at 10:00 a.m., local time, at the Holiday Inn, 291 Jones Road, Falmouth, Massachusetts (the “Special Meeting”).

On November 1, 2005, Benthos entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Benthos, Teledyne Technologies Incorporated (“Teledyne”), and Boat Merger Sub Inc. (“Purchaser”) pursuant to which Purchaser will be merged with and into Benthos (the “Merger”), and Benthos will become a wholly-owned subsidiary of Teledyne. If the Merger is completed, you will be entitled to receive $17.50 in cash, without interest, for each share of Benthos common stock you own (the “Merger Consideration”). At the Special Meeting, you will be asked to approve the Merger Agreement attached to this Proxy Statement as Annex A, and the Merger and other transactions contemplated thereby. The Merger Consideration represents a 38.8% premium over the closing price of Benthos common stock on the Nasdaq Capital Market on November 1, 2005, the date of the Merger Agreement, and a 26.7% premium over the average closing price per share for the twelve month period ended on that date.

The board of directors has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that the Merger Agreement and such transactions are fair to, and in the best interests of, the holders of Benthos common stock. Our directors and executive officers, who collectively hold 6.0% of our outstanding shares, have agreed to vote to approve the Merger Agreement. The board of directors recommends that Benthos shareholders vote “FOR” the approval of the Merger Agreement.

The accompanying Proxy Statement provides you with detailed information about the Merger Agreement and the proposed Merger. We urge you to read the entire Proxy Statement carefully. The affirmative vote of at least two-thirds of the shares of Benthos common stock outstanding on the record date is required to approve the Merger Agreement. A failure to vote will have the same effect as a vote “against” the Merger.

REGARDLESS OF THE NUMBER OF SHARES OF BENTHOS COMMON STOCK YOU OWN, YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOUR COOPERATION IN VOTING YOUR SHARES WILL BE GREATLY APPRECIATED.

If your shares are held in the name of your broker or other nominee, please refer to your proxy card or the information forwarded by your broker or nominee to see which voting options are available to you. Voting by proxy, by telephone or over the Internet will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

North Falmouth, Massachusetts

December     , 2005

Chairman of the Board of Directors

BENTHOS, INC.

49 Edgerton Drive

North Falmouth, Massachusetts 02556

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On January     , 2006

To the Shareholders of Benthos, Inc:

Notice is hereby given that a Special Meeting of Shareholders of Benthos, Inc. (“Benthos” or the “Company”) will be held on January     , 2006 at 10:00 a.m., local time, at the Holiday Inn, 291 Jones Road, Falmouth, Massachusetts (the “Special Meeting”), to consider and act upon the following proposals:

1.	To approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 1, 2005, among Teledyne Technologies Incorporated (“Teledyne”), Boat Merger Sub Inc. (“Purchaser”), and Benthos, pursuant to which Purchaser will be merged with and into Benthos (the “Merger”), Benthos will become a wholly-owned subsidiary of Teledyne and, upon completion of the Merger, each issued and outstanding share of Benthos common stock, par value $0.06-2/3 per share (other than any shares of common stock owned by Benthos, Teledyne or Purchaser or any direct or indirect wholly-owned subsidiary of Benthos or Teledyne immediately prior to the completion of the Merger), will be automatically converted into the right to receive $17.50 in cash, without interest (the “Merger Consideration”). A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement;

2.	To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to complete the Merger as set forth in the Merger Agreement, including for the purpose of soliciting proxies to vote in favor of approving the Merger Agreement; and

3.	To consider and act upon such other matters as may properly come before the meeting.

Any action on the items of business described above may be considered at the meeting at the time and on the date specified above or at any time and date to which the meeting may be properly adjourned or postponed.

The board of directors of Benthos unanimously recommends that you vote to approve the Merger Agreement and the transactions contemplated thereby. The items of business to be submitted to a vote of the shareholders at the Special Meeting are more fully described in the attached Proxy Statement, which we urge you to read carefully. The board of directors of Benthos also recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement. The Company is not aware of any other business scheduled to come before the Special Meeting.

Shareholders of record on December 1, 2005 are entitled to notice of and to vote at the Special Meeting and on any adjournment or postponement of the meeting. On that date there were 2,105,996 shares of common stock issued and outstanding. Each shareholder is entitled to one vote for each share held as of said date. All shareholders are cordially invited to attend the Special Meeting in person. Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Benthos common stock.

Benthos has concluded that you are not entitled to appraisal rights under the Massachusetts Business Corporation Act (the “MBCA”).

You should not send any certificates representing shares of Benthos common stock with your proxy card. Upon closing of the Merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the Merger Consideration.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you are a record holder and you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of approval of the Merger Agreement and the meeting adjournment proposal. If you fail to return your proxy card or to vote by telephone or over the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against approval of the Merger Agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

In addition to voting in person at the Special Meeting and by mail by signing, dating and mailing your proxy card to the address listed on the proxy card, you may vote over the Internet or by touch-tone telephone by following the instructions on the enclosed proxy card. If your shares are held in the name of your broker or other nominee, please refer to your proxy card or the information forwarded by your broker or nominee to see which voting options are available to you.

No person has been authorized to give any information or to make any representations other than those set forth in the Proxy Statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Benthos or any other person.

By Order of the Board of Directors,

John T. Lynch, Secretary

North Falmouth, Massachusetts

December     , 2005

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE BENTHOS HAS PROVIDED.

BENTHOS, INC.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

January     , 2006

This Proxy Statement and the accompanying Notice of Special Meeting of Shareholders is furnished to shareholders of Benthos, Inc., a Massachusetts corporation, in connection with the solicitation by the board of directors of proxies to be used at the Special Meeting of Shareholders to be held on January     , 2006 at the time and place set forth in the accompanying notice and at any and all adjournments thereof. The approximate date on which this Proxy Statement and accompanying proxy form are being sent to shareholders is December , 2005. The purpose of the meeting is to consider and act upon a proposal to approve the Merger Agreement and related matters described herein.

SUMMARY TERM SHEET RELATING TO THE SPECIAL MEETING AND THE MERGER

This summary term sheet highlights selected information contained in this Proxy Statement related to the Special Meeting and the Merger and may not contain all of the information that is important to you. To understand the Special Meeting and the Merger fully and for a more complete description of the terms of the Merger Agreement, you should carefully read this entire document, including the annexes, and the other documents to which Benthos refers you or that are incorporated by reference in this Proxy Statement.

The Special Meeting (see page 8)

• The Special Meeting will be held at the Holiday Inn, 291 Jones Road, Falmouth, Massachusetts, at 10:00 a.m., local time on January     , 2006, for the purpose of considering and voting upon the proposal to approve the Merger Agreement and the proposal to grant the persons named as proxies discretionary authority to adjourn the Special Meeting, if necessary, for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement.

Parties Involved in the Merger (see page 7)

• Benthos, Inc. is a manufacturer of oceanographic products and package inspection systems. Benthos, Inc. is referred to herein, together with its subsidiaries, as “Benthos,” “the Company,” “we,” “our” and “us” unless specified otherwise. Benthos is a Massachusetts corporation with a principal place of business in North Falmouth, Massachusetts. Its common stock is listed on the Nasdaq Capital Market under the symbol “BTHS.”

• Teledyne Technologies Incorporated (“Teledyne”) is a leading provider of sophisticated electronic components, instruments and communications products. Teledyne also provides systems engineering solutions and information technology services for defense, space and environmental applications, and manufactures general aviation and missile engines and components, as well as on-site gas and power generation systems. Teledyne is a Delaware corporation, headquartered in Los Angeles, California. Its common stock is listed on the New York Stock Exchange and trades under the symbol “TDY.”

• Boat Merger Sub Inc. is a wholly-owned Massachusetts subsidiary of Teledyne. It was formed solely for the purpose of facilitating the Merger and has not engaged in any business activity other than in connection with the Merger. Boat Merger Sub Inc. is referred to herein as “Purchaser.”

The Merger (see page 12)

• Pursuant to the Merger Agreement, Purchaser will merge with and into Benthos, and Benthos will be the surviving corporation (the “Merger”). After the Merger, Teledyne will own all of Benthos’s outstanding common stock. As a result of the Merger, Benthos will cease to be an independent, publicly-traded company and will become a wholly-owned subsidiary of Teledyne. A copy of the Merger Agreement is attached as Annex A to this

i

Proxy Statement. Benthos encourages you to read the Merger Agreement carefully and fully as it is the definitive agreement that governs the Merger.

Merger Consideration (see page 33)

• If the Merger is completed, each holder of Benthos common stock will receive $17.50 in cash, without interest (the “Merger Consideration”), in exchange for each share of Benthos common stock owned by him or her. The aggregate Merger Consideration payable to Benthos shareholders will be approximately $36.9 million. This amount does not include the approximately $3.8 million payable to holders of Benthos stock options referred to below. After the Merger is completed, each holder of common stock will have the right to receive the Merger Consideration, but will no longer have any rights as a Benthos shareholder.

Treatment of Stock Options (see page 33)

• At the Effective Time (as defined below), all outstanding options to purchase Benthos common stock, whether vested or unvested, will be canceled and the holders will receive an amount equal to the product of (i) the excess, if any, of $17.50 over the applicable per share exercise price and (ii) the total number of shares of Benthos common stock subject to such options, without interest, and subject to applicable taxes required to be withheld. The aggregate amount payable to holders of options to purchase Benthos common stock will be approximately $3.8 million. This amount is in addition to the approximately $36.9 million payable to Benthos shareholders referred to above.

Market for Common Stock (see page 44)

• Benthos’s common stock is listed on the Nasdaq Capital Market under the ticker symbol “BTHS.” On November 1, 2005, the last trading day prior to the public announcement of the proposed Merger, Benthos’s common stock closed at $12.61 per share. On December     , 2005, the last trading day prior to the filing of this Proxy Statement, Benthos common stock closed at $             per share. Benthos’s stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of Benthos’s stock immediately prior to the Effective Time.

Reasons for the Merger (see page 14)

• In the course of reaching its decision to adopt the Merger Agreement and to recommend that Benthos shareholders approve the Merger Agreement, Benthos’s board of directors considered a number of factors in its deliberations. Those factors are described below under “The Merger—Reasons for the Merger.”

Opinion of Benthos’s Financial Advisor (see page 17)

• In connection with the Merger, Ferris, Baker Watts, Incorporated (“FBW”) delivered an oral and written opinion to the board of directors of Benthos as to the fairness, from a financial point of view, to the holders of Benthos common stock of the Merger Consideration. The full text of FBW’s written opinion, dated November 1, 2005, is attached to this Proxy Statement as Annex C.

Recommendation of the Benthos Board of Directors (see page 16)

• The Benthos board of directors unanimously recommends that Benthos shareholders vote FOR the approval of the Merger Agreement.

Vote Required (see page 9)

• The approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Benthos common stock on the record date (“Shareholder Approval”).

Voting Agreements (see page 16)

• Our executive officers and directors, who collectively hold approximately 6.0% of our outstanding common stock (excluding options), have executed Shareholder Agreements pursuant to which each has agreed to vote the shares held by him as of the record date in favor of the proposals to approve the Merger pursuant to the Merger Agreement. A copy of the form of Shareholder Agreement is attached as Annex B to this Proxy Statement.

Interests of Certain Persons in the Merger (see page 25)

• In considering the recommendation of Benthos’s board of directors in favor of the Merger Agreement, you should be aware that there are provisions of the Merger Agreement and other existing agreements that will result in certain benefits to Benthos’s directors and executive officers that are not available to shareholders generally. Benthos’s board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the Merger and in adopting and approving the Merger Agreement and the Merger. Other than the Merger Agreement, the arrangements described below in “The Merger—Interests of Certain Persons in the Merger” were in existence before the discussions about the Merger began. Shareholders should take these benefits into account in deciding whether to vote for approval of the Merger Agreement.

Appraisal Rights (see pages 11 and 28)

• Benthos has concluded that holders of Benthos common stock are not entitled to appraisal rights in connection with the Merger pursuant to Section 13.02(a)(1) of the Massachusetts Business Corporation Act (“MBCA”). A copy of Part 13 of the MBCA, including Section 13.02(a)(1), is attached as Annex D to this Proxy Statement.

U.S. Federal Income Tax Consequences (see page 29)

• The Merger will be taxable for U.S. Federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the Merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the Merger to you.

Termination Fees (see page 42)

• The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, Benthos may be required to pay Teledyne a termination fee equal to $1,500,000 or to pay Teledyne up to $300,000 for documented and out-of-pocket fees and expenses incurred by Teledyne in connection with the Merger.

Additional Information (see page 46)

• If you have any questions about the Merger or this Proxy Statement, please contact Francis E. Dunne, Jr., Chief Financial Officer, Benthos, Inc., 49 Edgerton Drive, North Falmouth, Massachusetts 02556 (508-563-1000), or Georgeson Shareholder (888-867-7045).

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	When and where will the Special Meeting be held? (see page 8)

A:	The Special Meeting will be held on January , 2006 at 10:00 a.m., local time, at the Holiday, Inn, 291 Jones Road, Falmouth, Massachusetts.

Q:	What do I need to do now? (see pages 8 and 9)

A:	Benthos urges you to carefully read and consider the information contained in this Proxy Statement. In addition, you should complete, sign and date the attached proxy card and mail it in the enclosed postage-prepaid return envelope as soon as possible or vote over the Internet or by telephone as instructed below so that your shares of Benthos common stock may be represented at the Special Meeting.

Q:	On what am I being asked to vote? (see page 8)

A:	You are being asked to consider and vote upon proposals:

•	to approve the Merger Agreement and the Merger and other transactions contemplated thereby; and

•	to adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement (we refer to this proposal in the Proxy Statement as the “meeting adjournment proposal”).

Q:	How do I vote? (see page 9)

A:	You may vote in one of four ways. First, you may vote by mail by signing, dating and mailing your proxy card in the enclosed postage-prepaid return envelope. Second, you may vote in person at the Special Meeting. Third, you may vote over the Internet by following the instructions on your proxy card. You will need your proxy card in hand when voting over the Internet. Fourth, you may vote by telephone by using a touch-tone telephone and following the instructions on your proxy card. You will need your proxy card in hand when voting by telephone. If your shares are held in the name of your broker or other nominee, please refer to your proxy card or the information forwarded by your broker or nominee to see which voting options are available to you.

Q:	What happens if I do not return a proxy card? (see page 10)

A:	The failure to return your proxy card or to vote by telephone or over the Internet, an abstention from voting or a broker non-vote will all have the same effect as a vote against the proposal to approve the Merger Agreement but will have no effect on the meeting adjournment proposal.

Q:	May I vote in person? (see page 9)

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I change my vote after I have voted by proxy? (see page 9)

A:	Yes. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	Delivering a written notice of revocation bearing a later date than the proxy being revoked to the Secretary of Benthos, at or before the taking of the vote at the Special Meeting;

•	Delivering a duly executed proxy relating to the same shares and bearing a later date than the proxy being revoked to the Secretary of Benthos before the taking of the vote at the Special Meeting;

•	Voting by telephone after previously voting by telephone or over the Internet or submitting a proxy card;

•	Voting over the Internet after previously voting by telephone or over the Internet or submitting a proxy card; or

•	Attending the Special Meeting and voting such shares in person. Shareholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting would not alone constitute a revocation of a proxy.

If you hold your shares in “street name” and have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Q:	If my shares are held in “street name” by my broker or other nominee, will they vote my shares for me? (see page 9)

A:	Your broker or other nominee will not vote your shares without instructions from you. You should instruct your broker or nominee to vote your shares by following the procedure provided by your broker or nominee. Without instructions, your shares will not be voted, which will have the same effect as voting against approval of the Merger Agreement but will have no effect on the merger adjournment proposal.

Q:	Who may vote? (see page 8)

A:	Those persons named on our records as owners of Benthos common stock at the close of business on December 1, 2005, are entitled to one vote per share. December 1, 2005 is considered the “record date.”

Q:	What vote of the shareholders is required to approve the Merger Agreement? (see page 9)

A:	To approve the Merger Agreement, shareholders of record as of the record date holding at least two-thirds of the outstanding shares of Benthos common stock must vote FOR the approval of the Merger Agreement. There are 2,105,996 shares of Benthos common stock entitled to be voted at the Special Meeting.

Q:	What vote of the shareholders is required to approve the meeting adjournment process? (see page 9)

A:	Approval of the meeting adjournment proposal, if necessary or appropriate, requires the affirmative vote of shareholders holding a majority of the shares of Benthos common stock present, in person or by proxy, and voting at the Special Meeting.

Q:	Does Benthos’s board of directors recommend approval of the Merger Agreement? (see page 16)

A:	Yes. Benthos’s board of directors unanimously recommends that its shareholders approve the Merger Agreement. Benthos’s board of directors considered many factors in deciding to recommend the approval of the Merger Agreement. These factors are described below in this Proxy Statement.

Q:	Is the Merger contingent upon approval at the Special Meeting of any of the proposals to be voted upon at the Special Meeting other than the proposal to approve the Merger Agreement?

A:	No.

Q:	What will happen to Benthos as a result of the Merger?

A:	If the Merger is completed, Benthos will become a wholly-owned Massachusetts subsidiary of Teledyne.

Q:	What will happen to my shares of Benthos common stock after the Merger? (see page 33)

A:	Upon completion of the Merger, each outstanding share of Benthos common stock will automatically be canceled and will be converted into the right to receive $17.50 in cash, without interest.

Q:	Will I own any shares of Benthos stock after the Merger or will I receive any shares of Teledyne stock as a result of the Merger? (see page 33)

A:	No. You will be paid cash for your shares of Benthos stock. Benthos shareholders will not have the option to receive Teledyne stock in exchange for their shares instead of cash.

Q:	What happens to Benthos stock options in the Merger? (see page 33)

A:	Holders of Benthos stock options will be entitled to receive a cash payment equal to the excess, if any, of $17.50 over the exercise price of each such stock option multiplied by the number of shares of Benthos common stock subject to such stock option, without interest, and subject to any applicable withholding taxes, whether or not such stock options are then vested. Teledyne will not assume any stock options in the Merger.

Q:	What happens if I sell my shares of Benthos common stock before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the completion date of the Merger. If you held your shares of Benthos common stock on the record date but have transferred those shares after the record date and before the Merger, you may retain your right to vote at the Special Meeting but not the right to receive the Merger Consideration. The right to receive the Merger Consideration will pass to the person to whom you transferred your shares of Benthos common stock.

Q:	Will the Merger be taxable to me?

A:	Generally, yes. For U.S. Federal income tax purposes generally, you will recognize a taxable gain or loss as a result of the Merger measured by the difference, if any, between the Merger Consideration and your adjusted tax basis for your common shares. This gain or loss will be long-term capital gain or loss if you have held your Benthos shares for more than one year prior to the Effective Time. You should read “The Merger—U.S. Federal Income Tax Consequences” beginning on page 29 for a more complete discussion of the Federal income tax consequences of the Merger.

Q:	Am I entitled to dissenter’s or appraisal rights? (see pages 11 and 28 and 34)

A:	Benthos has concluded that you are not entitled to appraisal rights in connection with the Merger pursuant to Section 13.02(a)(1) of the MBCA. If you believe you are entitled to appraisal rights, you should do the following:

•	Deliver to Benthos written notice of your intent to demand payment for your shares of Benthos common stock before the vote on the proposal to approve the Merger Agreement is taken;

•	Do NOT vote in favor of the proposal to approve the Merger Agreement; and

•	Comply with other procedures as are required by Part 13 of the MBCA.

A copy of the relevant sections of Part 13 of the MBCA, including Section 13.02(a)(1), is attached to this Proxy Statement as Annex D for your information and convenience.

Q:	Should I send in my stock certificates now? (see page 33)

A:	No. After the Merger is completed, you will receive written instructions for exchanging your shares of Benthos stock for the Merger Consideration.

Q:	When do you expect the Merger to be completed?

A:	Benthos is working toward completing the Merger as quickly as possible. In addition to obtaining Shareholder Approval, Benthos must comply with applicable regulatory requirements and satisfy all other closing conditions. However, Benthos cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied. Benthos currently expects that the Merger will close in late January 2006.

Q:	When will I receive the cash consideration for my shares of Benthos stock? (see page 33)

A:	After the Merger is completed, you will receive written instructions and a letter of transmittal that explain how to exchange your shares for the Merger Consideration. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the Merger Consideration for your shares.

Q:	What are the consequences of the Merger to Benthos’s executive officers and directors?

A:	Like all other shareholders, upon completion of the Merger, our executive officers and directors will be entitled to receive $17.50 in cash, without interest, for each of their shares of Benthos common stock. As with options to acquire shares of Benthos common stock held by other option holders, options to acquire shares of Benthos common stock held by our executive officers and directors and outstanding immediately prior to the Effective Time (whether or not then vested) will be canceled as of the Effective Time. The holders of such options will be entitled to receive a cash payment equal to $17.50 times the number of shares of common stock subject to the options, less the aggregate exercise price of the options and less applicable taxes required to be withheld.

In addition, as discussed in more detail under “The Merger—Interests of Certain Persons in the Merger” beginning on page 25, change of control provisions in the employment agreements with certain of our executive officers will become effective upon certain specific events occurring within one year of the Merger.

In addition, the Merger Agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for two years following the Effective Time as well as director’s and officer’s liability insurance coverage continuing for six years covering his service to the Company as a director or officer, provided the cost of the premiums for such insurance does not exceed $250,000.

Q:	Whom should I contact if I have additional questions?

A:	For more information, you should contact Francis E. Dunne, Jr., Chief Financial Officer, Benthos, Inc., 49 Edgerton Drive, North Falmouth, Massachusetts 02556 (508-563-1000) or Georgeson Shareholder, (888-867-7045).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements, analyses and other information contained, or incorporated by reference, in this Proxy Statement relating to the proposed Merger, the future development of Benthos’s businesses, and the contingencies and uncertainties to which Benthos may be subject, as well as other statements including “anticipate, “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may” and other similar expressions are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management’s current expectations and beliefs concerning future events and their potential effects on Benthos and other future events, and constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of two-thirds of Benthos’s outstanding shares of common stock, satisfying the conditions to the closing of the Merger and other matters.

Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: (i) adverse changes in general economic conditions; (ii) delays or reductions in the spending of the industry sectors Benthos serves; (iii) Benthos’s ability to effectively manage operating costs and increase operating efficiencies; (iv) declines in revenues; (v) Benthos’s dependence on major customers; (vi) insufficient, excess or obsolete inventory; (vii) Benthos’s dependence on the oil and gas exploration industry for a significant portion of its business; (viii) competitive factors; (ix) risks associated with rapidly evolving products and technological change; (x) risks associated with international sales; (xi) risks associated with government contracts, including without limitation that portion of Benthos’s revenue associated with research and development performed for customers which is dependent upon government authorizations; (xii) compliance with and changes to governmental regulations; (xiii) the effects of war or acts of terrorism; (xiv) the ability to attract and retain highly qualified employees; (xv) the fact that the sales cycle for some of Benthos’s products is long and difficult to predict and certain of Benthos’s orders are subject to rescheduling or cancellation that could result in fluctuations in operating results; (xvi) Benthos’s ability to execute on its business plans; (xvii) substantial costs and uncertainties associated with the Sarbanes-Oxley Act of 2002; (xviii) the effect of regulatory conditions, if any, imposed by regulatory agencies; (xix) diversion of management time on the Merger and other transaction-related issues; and (xx) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.

In addition, set forth below are various risks relating to the proposed Merger. The following is not intended to be an exhaustive list of risks relating to the Merger and should be read in conjunction with the other information in this Proxy Statement.

Failure to complete the Merger could negatively impact the market price of Benthos common stock.

If the Merger is not completed for any reason, Benthos will be subject to a number of material risks, including:

•	The market price of Benthos’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the Merger will be completed;

•	Costs relating to the Merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the Merger is not completed and will be expensed in the fiscal period in which termination occurs; and

•	The diversion of management’s attention from the day-to-day business of Benthos and the potential disruption to its employees and its relationships with suppliers during the period before the completion of the Merger, may make it difficult for Benthos to regain its financial and market positions if the Merger does not occur.

If the Merger is not approved by Benthos’s shareholders at the Special Meeting, Benthos, Teledyne and Purchaser will not be permitted under Massachusetts law to complete the Merger and Benthos and Teledyne will have the right to terminate the Merger Agreement. Following such termination, depending on the circumstances, Benthos will be required to reimburse certain expenses of Teledyne. See “The Merger Agreement—Expenses.”

Furthermore, if the Merger is terminated and Benthos’s board of directors seeks another merger or business combination, shareholders cannot be certain that Benthos will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed Merger.

Until the Merger is completed or the Merger Agreement is terminated, Benthos may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the Merger Agreement.

Unless or until the Merger Agreement is terminated, subject to specified exceptions, Benthos is restricted from entering into or soliciting, initiating, proposing, encouraging or facilitating any inquiries or proposals that may lead to a proposal or offer for an alternative transaction with any person or entity other than Teledyne. As a result of these restrictions, Benthos may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to Teledyne. See “The Merger Agreement—Non-Solicitation Provisions” and “—Termination Fees.”

Uncertainties associated with the Merger may cause Benthos to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with Benthos following the completion of the Merger. This uncertainty may adversely affect Benthos’s ability to attract and retain key management and marketing and technical personnel. Our executive officers have change of control provisions in their employment contracts. See “The Merger—Interests of Certain Persons in the Merger.”

Benthos does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

PARTIES INVOLVED IN THE MERGER

Benthos, Inc.

49 Edgerton Drive

North Falmouth, Massachusetts 02556

(508) 563-1000

www.benthos.com

Benthos, Inc. is a manufacturer of oceanographic products and package inspection systems. Benthos operates through two divisions:

•	Undersea Systems, which has developed a number of products based on established acoustic technology for energy markets, the U.S. Navy, the port and harbor security segment of the homeland defense market, and other commercial markets; and

•	Package Inspection Systems, also referred to as the TapTone Division, which has developed quality control equipment for flexible plastic, glass and other packaging used in the beverage, food and pharmaceutical markets.

Benthos, Inc. is referred to herein, together with its subsidiaries, as “Benthos,” “the Company,” “we,” “our” and “us” unless specified otherwise. Benthos common stock is listed on the Nasdaq Capital Market under the symbol “BTHS.” Benthos is incorporated under the laws of The Commonwealth of Massachusetts. Information contained on Benthos’s website does not constitute a part of this Proxy Statement.

According to its most recent annual report on Form 10-KSB, Benthos had total sales of $19.9 million and net income of $674,000 ($0.47 per diluted share) for its fiscal year ended September 30, 2004. According to its most recent Form 10-QSB, Benthos had total sales of $17.6 million and net income of $948,000 ($0.56 per diluted share) for the nine months ended June 30, 2005. On December 8, 2005, Benthos issued a press release (a copy of which was filed with the SEC as an exhibit to Form 8-K on that date) reporting total sales of $24.1 million and net income of $3.3 million ($1.60 per diluted share) for the fiscal year ended September 30, 2005. Net income for fiscal year 2005 included $2 million resulting from the Company’s reduction of a valuation reserve. The net income for fiscal year 2005 would have been $1.27 million, or $0.70 per diluted share, without the effect of the reduction of the valuation reserve.

Teledyne Technologies Incorporated

12333 West Olympic Boulevard

Los Angeles, California 90064

(310) 893-1600

www.teledyne.com

Teledyne Technologies Incorporated (“Teledyne”) is a leading provider of sophisticated electronic components, instruments and communications products, including defense electronics, data acquisition and communications equipment for airlines and business aircraft, monitoring and control instruments for industrial and environmental applications, and components and subsystems for wireless and satellite communications. Teledyne also provides systems engineering solutions and information technology services for defense, space and environmental applications, and manufactures general aviation and missile engines and components, as well as on-site gas and power generation systems. It has operations in the United States, the United Kingdom, Mexico and Canada. Teledyne’s common stock is listed on the New York Stock Exchange and trades under the symbol “TDY.” Information contained on Teledyne’s website does not constitute part of this Proxy Statement.

According to Teledyne’s most recent annual report on Form 10-K, in 2004, Teledyne’s total sales were $1,016.6 million and its aggregate segment operating profits were $89.2 million. According to its most recent Form 10-Q, for the first nine months of 2005, Teledyne’s total sales were $896.1 million and its aggregate segment operating profits were $94.2 million. Approximately 57% of Teledyne’s total sales in 2004 were to commercial customers and the balance was to the U.S. Government, as a prime contractor or subcontractor. International sales accounted for approximately 19% of total sales in 2004. According to Teledyne’s most recent quarterly report on Form 10-Q, at its most recent quarter end (October 2, 2005), Teledyne had $85.3 million outstanding and $194.7 million available for borrowing under its $280 million revolving credit facility, which could be used for acquisitions.

Teledyne has engaged in a number of acquisitions intended to add to its product and service offerings in the electronic instrumentation market. In June 2004, Teledyne acquired Isco, Inc., located in Lincoln, Nebraska, a leading producer of water quality instruments, including samplers, flow meters and on-line process analyzers. Most recently, in August 2005, Teledyne acquired RD Instruments, Inc., located in San Diego, California, a designer and manufacturer of acoustic Doppler instrumentation. As stated in its most recent Form 10-Q and its press release, Teledyne believes that the acquisition of Benthos will continue the expansion of its underwater acoustic product lines as Benthos’s products complement Teledyne’s existing underwater acoustic instruments, including those of Teledyne Geophysical Instruments and Teledyne RD Instruments, Inc. In addition, Benthos’s TapTone instruments are employed by the same customer base as Teledyne Analytical Instruments’ products that continuously monitor the purity of carbon dioxide used in food and beverage production.

Boat Merger Sub Inc.

c/o Teledyne Technologies Incorporated

12333 West Olympic Boulevard

Los Angeles, California 90064

(310) 893-1600

Boat Merger Sub Inc. is a wholly-owned subsidiary of Teledyne. It was formed solely for the purpose of facilitating the Merger and has not engaged in any business activity other than in connection with the Merger. Boat Merger Sub Inc. is referred to herein as “Purchaser.”

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of shareholders to be held on January     , 2006 at 10:00 a.m., local time, (the “Special Meeting”), or at any adjournments or postponements of the Special Meeting. The Special Meeting will be held at the Holiday Inn, 291 Jones Road, Falmouth, Massachusetts. Benthos intends to mail this Proxy Statement and the accompanying proxy card on or about December     , 2005 to all shareholders entitled to vote at the Special Meeting.

At the Special Meeting, shareholders will be asked to consider and vote upon proposals to:

•	approve the Merger Agreement and the Merger and the other transactions contemplated thereby; and

•	adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement (we refer to this proposal in this Proxy Statement as the “meeting adjournment proposal”).

Who May Vote at the Special Meeting

Only holders of record of Benthos common stock as of the close of business on December 1, 2005 (the “record date”) are entitled to notice of and to vote at the Special Meeting and on any adjournments thereof. As of the close of business on the record date, the outstanding stock of Benthos entitled to vote consisted of 2,105,996 shares of common stock. The holders of the outstanding shares of Benthos common stock are entitled to one vote per share with respect to each matter submitted to shareholders at the Special Meeting.

How to Vote

Holders of Benthos common stock may vote in person, by touch-tone telephone or over the Internet, or by proxy. Voting by telephone or over the Internet, in addition to by written proxy, is authorized under the provisions of the Massachusetts Business Corporation Act. Execution of a proxy or voting by telephone or over the Internet will not affect a shareholder’s right to attend the meeting and vote in person. All shares represented by valid proxies received by the Secretary of Benthos prior to the meeting will be voted as specified in the proxy. If no specification is made and if discretionary authority is conferred by the shareholder, the shares will be voted FOR each of the proposals. Shares of Benthos common stock represented at the Special Meeting but not voted, including shares of Benthos common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business and will have the effect of a vote against the proposal.

Holders of Benthos common stock are requested to complete, date and sign the enclosed proxy card and promptly return it in the accompanying postage-paid envelope. Benthos shareholders may vote in person at the Special Meeting by delivering the completed proxy card at the meeting or by using written ballots that will be available to any Benthos shareholder who desires to vote in person at the Special Meeting. Benthos shareholders may also vote over the Internet until 11:59 PM Eastern Time the day before the Special Meeting by accessing the website printed on their proxy cards and following the on-screen instructions. Benthos shareholders may also vote by telephone until 11:59 PM Eastern Time the day before the Special Meeting by calling the toll-free number printed on their proxy cards from any touch-tone telephone and following the prompts. Votes submitted by telephone or over the Internet may be revoked in the same manner as a written proxy as discussed below in “The Special Meeting—How to Change Your Vote.” Benthos shareholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on behalf of such shareholder may vote in person at the meeting by obtaining a proxy from the nominee holding the Benthos shares. In addition, such Benthos shareholders may vote by proxy by completing and signing a voting instruction card provided to them by the nominee holding the Benthos shares.

How to Change Your Vote

A holder of Benthos common stock voting by written proxy, or by telephone or over the Internet, has the power to revoke or change the vote by:

•	Delivering a written notice of revocation bearing a later date than the proxy being revoked to the Secretary of Benthos at or before the taking of the vote at the Special Meeting;

•	Delivering a duly executed proxy relating to the same shares and bearing a later date than the proxy being revoked to the Secretary of Benthos before the taking of the vote at the Special Meeting;

•	Voting by telephone before 11:59 PM Eastern Time on the day before the Special Meeting after previously voting by telephone or over the Internet or submitting a proxy card;

•	Voting over the Internet before 11:59 PM Eastern Time on the day before the Special Meeting after previously voting by telephone or over the Internet or submitting a proxy card; or

•	Attending the Special Meeting and voting such shares in person. Shareholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

If a shareholder holds shares in “street name” and has instructed its broker to vote such shares, the shareholder must follow the directions provided by its broker to change these instructions.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of at least a majority of the issued and outstanding shares of Benthos common stock entitled to vote at the Special Meeting will constitute a quorum. If a quorum is not present, it is expected that the meeting will be adjourned or postponed to enable Benthos to solicit additional proxies. If a new record date is set for the adjourned meeting, then a new quorum will have to be established. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Benthos common stock on the record date. The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement, requires the approval of the holders of a majority of the shares of Benthos common stock present, in person or by proxy, and voting at the Special Meeting.

Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present.

The proposals to be considered at the Special Meeting are of great importance to Benthos. Accordingly, you are urged to read and carefully consider the information presented in this Proxy Statement and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

The Benthos board of directors recommends that you vote “FOR” the approval of the Merger Agreement and the meeting adjournment proposal.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for the approval of the Merger Agreement, including properly executed proxies that do not contain voting instructions, will be counted as voting for that proposal. If you abstain from voting, it will have the same effect as a vote against the approval of the Merger Agreement but no effect on the meeting adjournment proposal. Brokers who hold shares in “street name” for customers do not have the authority to vote on the approval of the Merger Agreement or the meeting adjournment proposal unless they have received instructions from beneficial owners. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the approval of the Merger Agreement but no effect on the meeting adjournment proposal.

Other Meeting Matters and Adjournment or Postponement

The Benthos board of directors does not know of any matters other than those described in the notice of the Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement or to permit the dissemination of information regarding material developments relating to the proposal to approve the Merger Agreement or otherwise germane to the Special Meeting, one or more persons named in the Benthos form of proxy will vote the shares represented by such proxy upon such matter as determined in their discretion. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to Benthos shareholders other than the announcement of such time and place at the Special Meeting. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn). The affirmative vote of a majority of the shares of common stock present, in person or by telephone or over the Internet or by proxy, and voting at the Special Meeting is required to approve such adjournment.

Solicitation of Proxies

The cost of soliciting proxies will be borne by Benthos. In addition to soliciting shareholders by mail, certain of Benthos’s directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Benthos will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Benthos will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Benthos has retained an independent proxy solicitation firm, Georgeson Shareholder, a division of Computershare Limited (“Georgeson”), to assist in soliciting proxies. Benthos has agreed to pay Georgeson fees for proxy solicitation services in the amount of $6,500.00 in fixed fees plus additional fees based on the number of soliciting calls made to Benthos shareholders, plus its expenses incurred in performing such services.

Appraisal Rights

A condition to the closing of the Merger is that the number of shares held by dissenting shareholders seeking appraisal rights does not exceed 10% of the outstanding shares of Benthos common stock on the date of the Merger Agreement, or 210,587 shares. Benthos has concluded that holders of Benthos common stock are not entitled to appraisal rights in connection with the Merger pursuant to Section 13.02(a)(1) of the MBCA. Any Benthos shareholder that believes it is entitled to appraisal rights should do the following:

•	Deliver to Benthos written notice of such shareholder’s intent to demand payment for its shares of Benthos stock before the vote on the proposal to approve the Merger Agreement is taken;

•	Do NOT vote in favor of the proposal to approve the Merger Agreement; and

•	Comply with other procedures as are required by Part 13 of the MBCA.

A copy of Part 13 of the MBCA, including Section 13.02(a)(1), is attached to this Proxy Statement as Annex D for the information and convenience of shareholders. See “The Merger—Appraisal Rights” beginning on page 28 for a more detailed discussion of why Benthos has concluded that holders of Benthos common stock are not entitled to appraisal rights in connection with the Merger.

THE MERGER

This section describes material aspects of the Merger, including the Merger Agreement. Although Benthos believes that the description covers the material terms of the Merger and the Merger Agreement, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to in this Proxy Statement for a more complete understanding of the Merger and the Merger Agreement.

Benthos shareholders are being asked to consider and act upon a proposal to approve the Merger Agreement. The Merger Agreement provides for the acquisition of all the outstanding shares of common stock of Benthos for $17.50 in cash, per share of common stock, without interest (the “Merger Consideration”). The Merger will not be completed unless the Merger Agreement is approved by Benthos shareholders.

Background of the Proposed Merger

In June 2004, the Benthos board of directors retained Ferris, Baker Watts, Incorporated (“FBW”) as a financial advisor to advise the board of directors on strategic and financial decisions and an assessment of various issues that related to Benthos.

In August 2004, the Benthos board of directors reviewed a report from FBW with respect to maximizing shareholder value for the shareholders of Benthos. The alternatives explored by FBW were to execute the then current business plan of Benthos, accelerate a possible sale of the TapTone Division of Benthos and certain plans for acquisitions, taking Benthos private, and a sale or partial sale of Benthos. The board of directors determined that it was in the best interests of the shareholders of Benthos to pursue a sale of part or all of Benthos.

In September 2004, the board of directors engaged FBW to explore (i) the possible sale of all or a portion of Benthos, (ii) a possible strategic investment into Benthos, or (iii) the possible sale of a product line or product lines of Benthos. From then until the spring of 2005 FBW diligently pursued these matters. Approximately 80 companies were contacted by FBW; approximately 29 of which were sent summaries on the Undersea Systems Division; approximately 17 of which were sent summaries on the Package Inspection Systems Division; and four of which were sent summaries on both divisions. Approximately 16 of the companies contacted executed confidentiality agreements and received confidential descriptive memoranda with respect to all of Benthos. These efforts did not result in the consummation of any transactions, because no bid was received by FBW that was at a premium to the then market price of Benthos common stock.

In April 2005, upon the recommendation of FBW, the Benthos board of directors elected to pursue a public offering of approximately 600,000 shares of Benthos common stock coupled with the sale of approximately 150,000 shares of Benthos common stock by certain shareholders of Benthos. The Benthos board of directors engaged FBW as the lead managing underwriter with respect to the offering. The offering was completed on May 31, 2005, with the total offering being for 800,000 shares, of which 655,760 were issued by Benthos and 144,240 were sold by various selling shareholders of Benthos. Benthos realized approximately $7,900,000 in the offering.

During the week of June 13, 2005, Douglas McGowen, a Product Line Manager of Benthos, and William Kikendall, the General Manager of Geophysical Instruments for Teledyne, had a discussion at the EAGE Trade Show in Madrid and Mr. Kikendall inquired as to whether Benthos was for sale. They agreed to refer the matter to their respective senior executives.

On July 6, 2005, Ronald L. Marsiglio, Chief Executive Officer and President of Benthos, telephoned Al Pichelli, Teledyne’s Senior Vice President and Chief Operating Officer, Electronics and Communications Segment. Mr. Pichelli asked Mr. Marsiglio if Benthos had any interest in being acquired. Mr. Marsiglio and Mr. Pichelli agreed that they would meet at Benthos in early August.

On August 18, 2005, Mr. Pichelli and Mr. Marsiglio met in North Falmouth for approximately two and one half hours. During the meeting, Mr. Marsiglio presented to Mr. Pichelli the road show presentation that Mr. Marsiglio had presented during the public offering that was completed in May 2005. Mr. Pichelli was given a tour of the Benthos facility. Mr. Pichelli made a presentation to Mr. Marsiglio about Teledyne. Mr. Pichelli discussed with Mr. Marsiglio Teledyne’s acquisition strategy. At the conclusion of the meeting, Mr. Marsiglio asked if his understanding was correct that Teledyne may have some interest in purchasing Benthos. Mr. Pichelli confirmed this understanding. Mr. Marsiglio stated that he would inform Stephen D. Fantone, Chairman of the Board of Directors, and that either Dr. Fantone or he would communicate with Teledyne about this matter.

On August 22, 2005, Dr. Robert Mehrabian, Teledyne’s Chairman, Chief Executive Officer and President and Dr. Fantone discussed by phone the advisability of a confidentiality agreement. On August 26, 2005, Teledyne and Benthos executed a confidentiality agreement.

On August 31, 2005 Dr. Mehrabian and Dr. Fantone had a telephone conversation about a potential acquisition and the parties’ price expectations. Dr. Fantone informed Dr. Mehrabian that the price per share would have to be substantially above the then current market price of $12.29.

On September 9, 2005, a conference call occured among Dr. Mehrabian, Dr. Fantone, Mr. Pichelli, Mr. Marsiglio, Francis E. Dunne, Jr., Vice President, Chief Financial Officer and Treasurer of Benthos, and Jason VanWees, Teledyne’s Director of Corporate Development and Investor Relations, on the subject of a general business and product review.

On September 12, 2005, Dr. Mehrabian, Mr. VanWees and Dr. Fantone had a telephone conversation in which they discussed price in general terms. Dr. Fantone stated that the price per share would have to be in the high teens and provided justifications for this price level.

On September 13, 2005, Dr. Mehrabian, Mr. VanWees, Dr. Fantone and Gary K. Willis, Chairman of the Compensation Committee of the board of directors of Benthos, met for dinner in Boston. They discussed the potential acquisition and price expectations. The Benthos representatives indicated that they would have to have a price per share that was in the high teens.

On September 14, 2005, a meeting was held between representatives of Teledyne and Benthos in Boston at the office of John T. Lynch, Esq., of the firm of Davis, Malm & D’Agostine, P.C., the outside counsel of Benthos, to negotiate the merger transaction and commence the due diligence process. Discussions were terminated when Benthos would not agree to the price of $16.50 being suggested by Teledyne.

On September 29, 2005, Mr. Pichelli had a telephone conversation with Mr. Marsiglio and discussed the reasons for termination of negotiations and the price differential between the parties. Mr. Marsiglio indicated that a price of $16.50 per share was too low but that a price of $18.50 per share may be acceptable to Benthos.

On October 7, 2005, Mr. Pichelli returned Mr. Marsiglio’s call from the previous day and discussed the advantages of a merger and also reviewed the differences between the two companies on price. Mr. Pichelli indicated Teledyne’s willingness to pay $16.50 per share while Mr. Marsiglio stated that Benthos’s expectations were at $18.50 per share.

On or about October 20, 2005, Dr. Mehrabian and Dr. Fantone may have had a conversation to discuss pricing expectations.

On October 21, 2005, Mr. Pichelli confirmed to Mr. Marsiglio that $18.50 per share was too high, and after Mr. Marsiglio inquired whether Teledyne would consider $17.50 per share, Mr. Pichelli indicated Teledyne might be willing to have meaningful discussions if the price per share was between $16.50 and $17.50.

On October 24, 2005, Dr. Mehrabian and Dr. Fantone had phone calls with respect to price.

On October 25, 2005, Dr. Mehrabian and Dr. Fantone had a telephone conversation and tentatively agreed, subject to the approval of their respective boards of directors, on a price of $17.50 per share. The Teledyne board of directors met on that date and authorized Teledyne to proceed with the merger at a price of $17.50 per share.

On October 26, 2005, Teledyne and Benthos executed a new confidentiality agreement.

On October 27, 2005, the Benthos board of directors conducted a telephonic meeting and authorized Dr. Fantone to continue negotiating with Teledyne and to commence the due diligence process.

On October 28, 29 and 30, 2005, representatives of Teledyne and its outside counsel conducted due diligence and negotiation of the transaction with representatives of Benthos and its outside counsel at Mr. Lynch’s offices in Boston. On October 28, 2005, Benthos retained FBW to provide a fairness opinion. On October 31, 2005, negotiations continued between Benthos and Teledyne.

On November 1, 2005, the Benthos board of directors held a special meeting to consider the merger transaction. Prior to the meeting, the directors were provided with the draft merger agreement among Teledyne, Purchaser and Benthos, and other materials relevant to the proposed combination. At the meeting:

•	Dr. Fantone described the events that had occurred since the most recent board of directors meeting.

•	Dr. Fantone described the strategic rationale for the Merger, including a review of Benthos’s previous discussions about potential strategic partners, including another company that had made a proposal earlier in the year, and the advantages and potential risks of a business combination with Teledyne.

•	Dr. Fantone summarized the history of the negotiations and described the financial terms of the acquisition and the analysis on which those terms were based. The board of directors also discussed other principal business terms of the proposed transaction.

•	Mr. Lynch and William F. Griffin, Jr., Esq., of Davis, Malm & D’Agostine, P.C. reviewed legal matters, including the structure of the proposed transaction, the terms of the Merger Agreement and the fiduciary duties the directors had to shareholders under applicable law.

•	Peter M. McGowan, Senior Vice President of FBW, and R. Mark Rust, Vice President of FBW, opined on behalf of FBW that the consideration to be received by the shareholders of Benthos was fair to the shareholders from a financial point of view, provided the board of directors with the analyses underlying its opinion and provided the board of directors with a written fairness opinion to such effect.

Following discussion, the Benthos board of directors unanimously approved the Merger Agreement and resolved to recommend that Benthos’s shareholders vote in favor of the approval of the Merger Agreement. That evening, Teledyne, Purchaser and Benthos executed the Merger Agreement.

On November 2, 2005, Teledyne and Benthos issued a joint press release announcing the execution of the Merger Agreement.

Reasons for the Merger

The Benthos board of directors has unanimously determined, as of the date of the Merger Agreement, that the Merger Agreement and the Merger, taken together, are fair to, and in the best interests of, the shareholders of Benthos. The Benthos board of directors unanimously recommends that holders of Benthos common stock vote FOR the proposal to approve the Merger Agreement and the transactions contemplated thereby (including the Merger).

In evaluating, adopting and approving the Merger Agreement and the Merger and recommending that the holders of Benthos common stock vote to approve the Merger Agreement and the transactions contemplated thereby (including the Merger), the Benthos board of directors retained FBW as financial advisor, consulted with Davis, Malm & D’Agostine, P.C., as legal counsel, and considered a number of factors, including the following:

•	The business, financial, market and execution risks associated with remaining independent and successfully implementing Benthos’s business strategies;

•	The Merger Consideration is all cash, which provides certainty of value to Benthos shareholders;

•	The likelihood that the Merger will be consummated, in light of the experience, reputation and financial capability of Teledyne and the absence of any financing condition to Teledyne’s obligation to complete the Merger;

•	In late 2004 and early 2005, Benthos obtained no offer from a potential buyer that was higher than the Merger Consideration.

•	The financial analysis of FBW presented to the Benthos board of directors on November 1, 2005, and the opinion of FBW delivered to the Benthos board of directors that, as of November 1, 2005, and based upon and subject to the various factors, assumptions, limitations and qualifications set forth in the opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Benthos common stock (the full text of the opinion setting forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this Proxy Statement);

•	Benthos had undertaken an extensive sale process, which is described above under “The Merger—Background of the Proposed Merger” on page 12, and had been unable to enter into a definitive agreement with any other company to acquire Benthos;

•	The premium that the Merger Consideration represented in comparison to the closing price per share of the Benthos common stock on October 31, 2005 (the day before the Benthos board of directors first met to consider Teledyne’s offer of $17.50 per share) ($12.98) and the average share price of the Benthos common stock for the previous four weeks ($12.64), previous three months ($12.45), previous six months ($12.24), and previous twelve months ($13.81);

•	The other terms and conditions of the Merger Agreement, including:

•	The scope of the representations, warranties and covenants being made by Benthos;

•	The conditions to the consummation of the Merger, including the requirement that the Merger Agreement be approved by Benthos shareholders; and

•	The ability of the Benthos board of directors, in the exercise of its fiduciary duties in accordance with the Merger Agreement, until December 13, 2005 (six weeks from the date of the Merger Agreement), to provide information to, engage in negotiations with, recommend to shareholders and potentially enter into a transaction with another party in connection with any unsolicited, bona fide alternative acquisition proposal that the Benthos board of directors determines in good faith is reasonably likely to lead to a superior proposal, subject to specified conditions, including the condition that, if the Benthos board of directors accepts or recommends such a superior proposal, Benthos must pay a $1,500,000 termination fee to Teledyne.

The Benthos board of directors also considered a number of potentially countervailing factors in its deliberations concerning the Merger, including the following:

•	The fact that Benthos common stock had traded at a price in excess of the Merger Consideration for a period of time during the previous twelve months.

•	That Benthos will no longer exist as an independent company and its shareholders will no longer participate in Benthos’s growth or benefit from any future increases in the value of Benthos or from any synergies that may be created by the Merger;

•	That, under the terms of the Merger Agreement, Benthos cannot solicit other acquisition proposals and must pay or cause to be paid to Teledyne a termination fee of $1,500,000 in cash if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, including if the Benthos board of directors exercises its right to terminate the Merger Agreement and enter into an alternative superior transaction, which may deter others from proposing such an alternative transaction that may be more advantageous to Benthos shareholders;

•	The ability to consummate the Merger, including the conditions to the Merger requiring certain regulatory approvals;

•	That gains from this all-cash transaction will be taxable to Benthos shareholders for U.S. Federal income tax purposes;

•

That if the Merger does not close, Benthos’s officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and Benthos will have incurred substantial transaction costs in connection with the transaction and such costs will negatively impact Benthos’s operating results; and

•	That if the holders of at least two-thirds of the outstanding shares of Benthos common stock do not approve the Merger (“Shareholder Approval”), the Merger Agreement may be terminated and Benthos will be required to pay up to $300,000 to Teledyne in connection with such termination for expenses incurred by Teledyne in connection with the Merger.

The Benthos board of directors considered all of the above in light of Benthos’s historical and projected business, operations, assets, financial condition, operating results and cash flows and prospects.

The Benthos board of directors also considered the interests of its directors and executive officers in the transactions contemplated by the Merger Agreement, which are described below under “The Merger—Interests of Certain Persons in the Merger.”

The Benthos board of directors concluded that, on balance, the potential benefits to Benthos and its shareholders of the transactions contemplated by the Merger Agreement outweighed the potential disadvantages and risks associated with those transactions. The foregoing discussion of the information and factors considered by the Benthos board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluations, the Benthos board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. Instead, the Benthos board of directors conducted an overall analysis of the factors described above, including summaries of discussions of Benthos’s management with Benthos’s legal, financial, accounting, tax and other advisors. In considering the factors described above, each individual director may have weighed more heavily some factors over others.

Recommendation of the Benthos Board of Directors

The Benthos board of directors unanimously recommends that you vote FOR the proposal to approve the Merger Agreement.

Voting Agreements

Concurrently with the execution of the Merger Agreement, our executive officers and directors, including Dr. Fantone and Messrs. Raymond, Marsiglio, Mollegen, Willis, Fatum, Dunne, Kearbey, Leroy and Martin, who collectively own approximately 6.0% of the outstanding shares of Benthos common stock (excluding options), entered into Shareholder Agreements with Teledyne and the Purchaser. Under the terms of these agreements, these executive officers and directors have agreed to vote all of the shares of Benthos common stock that they beneficially own at the Special Meeting and any adjournment thereof:

•	in favor of the Merger and Merger Agreement;

•	if so directed by Teledyne, against any competing acquisition proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Benthos under the Merger Agreement, any change in the composition of the board of directors of Benthos (except as contemplated by the Merger Agreement), any change in the present capitalization of Benthos or any amendment to its corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transaction being consummated; and

•	in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement.

Under such agreements, our executive officers and directors have also agreed to grant Teledyne an irrevocable proxy to vote their shares of Benthos common stock in the manner contemplated above. Subject to limited exceptions, such executive officers and directors are prohibited from selling, transferring, encumbering or otherwise disposing of their shares and from granting any proxies or entering into any voting agreement with respect to the voting of their shares. In addition, under the agreements, the executive officers and directors in their capacity as shareholders have agreed not to initiate, solicit, encourage or enter into discussions with respect to a competing acquisition proposal. The agreements terminate on the earlier of (1) the Effective Time; (2) the date of termination of the Merger Agreement in accordance with its terms, or (3) June 30, 2006. A copy of the form of Shareholder Agreement is attached as Annex B to this Proxy Statement.

Opinion of Benthos’s Financial Advisor

In June 2004, Benthos retained Ferris, Baker Watts, Incorporated (“FBW”) to furnish financial advisory services with respect to an analysis of strategic alternatives for Benthos. In September 2004, Benthos retained FBW to pursue the sale of Benthos. No transaction was consummated as a result thereof. In April 2005, Benthos retained FBW to serve as lead managing underwriter in connection with a public offering by Benthos of 655,760 shares of its common stock and 144,240 shares of Benthos common stock by various selling shareholders. The aggregate offering of 800,000 shares was completed on May 31, 2005 and was priced at $13.20 per share. By engagement letter dated October 30, 2005, Benthos engaged FBW to render an opinion to its board of directors as to the fairness of the Merger, from a financial point of view, to the shareholders of Benthos.

On November 1, 2005, FBW delivered its written opinion to the board of directors of Benthos, to the effect that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration of $17.50 per share in cash, to be paid to the shareholders of Benthos in connection with the Merger (the “Merger Consideration”) in accordance with the terms of the draft merger agreement, dated October 26, 2005 (the “October 26, 2005 Draft Agreement”), was fair to the holders of Benthos common stock from a financial point of view.

The amount and form of consideration to be paid in the Merger was determined through arm’s-length negotiations between Benthos and Teledyne and not by FBW. FBW was not asked to consider, and the FBW opinion does not address, the underlying business decision of Benthos to engage in the Merger, the relative merits of the Merger as compared to other business strategies that might exist for Benthos, or the effect of any other transaction in which Benthos might engage. FBW expressed no opinion or recommendation as to whether or not the board of directors of Benthos or the shareholders of Benthos should vote in favor of the Merger Agreement.

The complete text of the written opinion of FBW, dated November 1, 2005, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by FBW, is attached to this Proxy Statement as Annex C and is incorporated herein by reference. Benthos shareholders are urged to read the FBW opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by FBW. The FBW opinion is addressed to the board of directors of Benthos, is directed only to the financial terms of the October 26, 2005 Draft Agreement and does not constitute a recommendation by FBW to any Benthos shareholder as to how that shareholder should vote on, or take any other action relating to, the Merger Agreement.

In arriving at its opinion, FBW considered and reviewed such financial and other matters as it deemed relevant, including, among other things:

(1) the October 26, 2005 Draft Agreement;

(2) certain publicly available information concerning Benthos;

(3) certain materials prepared by Benthos concerning the business and prospects of Benthos;

(4) certain financial forecasts with respect to Benthos prepared by the management of Benthos;

(5) certain publicly available financial data of companies whose securities are traded in the public markets and that FBW deemed relevant to similar data for Benthos;

(6) historical stock prices and trading volumes of Benthos common stock;

(7) the financial terms of certain other business combinations that FBW deemed relevant; and

(8) certain control premium data for merger transactions that FBW deemed relevant.

In addition, FBW held discussions with members of management of Benthos concerning the business and prospects of Benthos. FBW also performed and/or considered such other studies, analyses, inquiries and investigations as it deemed appropriate.

In connection with its review and arriving at its opinion, FBW, with Benthos’s consent, assumed and relied upon the accuracy and completeness of all financial and other information provided to it by Benthos for purposes of its opinion and neither attempted to verify independently nor assumed responsibility for verifying such information. In addition, FBW assumed that the Merger would be consummated upon the terms and subject to the conditions set forth in the October 26, 2005 Draft Agreement. With respect to the financial forecasts for Benthos provided to FBW by Benthos’s management, FBW assumed, with Benthos’s consent and based upon discussions with Benthos’s management, that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Benthos. FBW expressed no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based.

FBW did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Benthos. FBW’s services to Benthos in connection with the Merger were comprised of rendering an opinion from a financial point of view of the consideration to be paid by Teledyne to the holders of Benthos common stock in connection with the Merger. FBW’s opinion was necessarily based upon then existing economic, monetary and market conditions and other circumstances that could be evaluated by FBW on the date of its opinion. It should be understood that, although subsequent circumstances and events may affect its opinion, FBW does not have any obligation to update, revise or reaffirm its opinion and FBW expressly disclaims any responsibility to do so.

FBW performed certain procedures, including each of the financial analyses described below. No limitations were imposed by the Benthos board of directors with respect to the investigations made or procedures followed by FBW in rendering its opinion. The following is a summary of the principal financial analyses FBW performed to arrive at its opinion. FBW considered several methods to evaluate the fair value of Benthos’s common stock. Those methods were (i) discounted future free cash flow of Benthos, (ii) the earning and multiple comparison to publicly traded comparable companies, (iii) the merger and acquisition activity of companies engaged in similar businesses and (iv) the control premiums paid by acquirers over the market price of target companies prior to the takeover announcement date.

Stock Trading History

To provide contextual data and comparative market data, FBW reviewed the historical market prices and trading volume of Benthos common stock at various points over the five-year period ended October 28, 2005. FBW noted that, over the five-year period, the high and low trading prices of Benthos common stock were $22.96 and $2.00, respectively.

Free Cash Flow Analysis

This methodology is premised on the assumption that a buyer purchases a time series of free cash flows that are generated by the assets of a business. This analysis separates and ascribes value only to the cash flows that can ultimately be taken out of the business. Cash that is generated but used to sustain the business (such as increases in working capital and capital expenditures) creates no incremental value to the buyer. These free cash flows are then discounted to the present at the firm’s weighed average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize the firm’s growth. It is this series of free cash flows that, when discounted to the present, and after subtracting claims by debt holders and others, represents the economic value of a firm to its shareholders.

The cost of equity is the return common shareholders expect to earn to compensate for the business and financial risks they bear. It is determined by the tradeoff between risk and return. It is calculated through the capital asset pricing model, using a cost of capital based upon the risk free rate of return and the company’s equity risk premium (calculated by multiplying the market risk premium for all stocks times the company’s Beta, a measure of volatility). The accuracy of the cost of capital is important not only in calculating the present value of free cash flows, but it is also used to determine the value of the terminal value, which is often the component providing the majority of the value in the discounted cash flow model. FBW’s discounted cash flow analysis indicated an implied value per share of Benthos common stock of $12.97. The Merger Consideration of $17.50 would be a 34.9% premium over that implied value.

Publicly Traded Comparable Companies Analysis

Using publicly available information, FBW compared selected financial and other data of Benthos and certain publicly traded comparable companies. FBW selected as comparable companies those publicly traded companies engaged in both underwater survey and communication, and publicly traded companies in the package inspection business, which are the businesses in which Benthos is engaged, although such publicly traded companies were not necessarily comparable to Benthos based on financial statistics or financial indicators. The implied value of Benthos common stock was determined through the application of the publicly traded multiples to Benthos’s results. FBW applied a weighting of 65% to the Undersea Systems Division results and 35% to the Package Inspection Systems Division results. No single company was exactly similar to either the Undersea Systems Division or the Package Inspection Division. The publicly traded companies that FBW compared to Benthos are listed below.

•	With respect to the Undersea Systems Division:

CSP Inc.

Dawson Geophysical Co.

DRS Technologies, Inc.

Input/Output, Inc.

L-3 Communications Hldgs.

Lowrance Electronics, Inc.

Oceaneering International

OYO Geospace Corporation

Raytheon Company

Stolt Offshore S.A. (ADR)

Veritas DGC Inc.

•	With respect to the Package Inspection Systems Division:

Alcoa, Inc.

Danaher Corporation

Dover Corporation

Illinois Tool Works Inc.

MOCON Inc.

Nordson Corporation

Schmitt Industries, Inc.

Tektronix, Inc.

The pertinent performance measures considered by FBW in the publicly traded comparable company analysis included the following ratios: (i) enterprise value to revenues; (ii) enterprise value to earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) enterprise value to earnings before interest and taxes (“EBIT”); and (iv) stock price to earnings. The price/earnings ratio was measured using earnings for the last twelve months (“LTM”) and the current fiscal year (“CFY”) and estimated earnings for the next fiscal year (“NFY”).

FBW’s comparable companies analysis indicated the following implied values per share of Benthos common stock, and the following percentage premiums (or discounts) of the Merger Consideration over (or under) the implied values.

Ratio	Implied Value Per Share	Premium (Discount)
Enterprise Value / Revenues	$21.51	(18.6%)
Enterprise Value / EBITDA	16.81	4.1%
Enterprise Value / EBIT	15.65	11.8%
Price / LTM Earnings	12.92	35.4%
Price / CFY Earnings	12.79	36.8%
Price / NFY Earnings	12.61	38.8%

Selected Merger Transactions Analysis

FBW reviewed and analyzed public acquisition multiples of selected acquisition transactions involving oceanographic and package inspection companies, which are the two businesses in which Benthos is engaged, although the companies involved in the selected acquisition transactions were not necessarily comparable to Benthos based on financial statistics or financial indicators. The selected companies all disclosed their earnings results. The transactions FBW reviewed were (listed as target/acquirer):

Silent Witness Enterprises Ltd/Honeywell International Inc.

InVision Technologies Inc./General Electric

SI Technologies/Vishay Intertechnology

DVT Corporation/Cognex Corp.

Leica Geo Systems/Hexagon AB

Engineered Support Systems Inc/DRS Technologies

Although the financial metrics of the comparable companies were used for comparison purposes, none of them is directly comparable to Benthos. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the trading value of such companies.

FBW’s selected merger transactions analysis indicated the following implied values per share of Benthos common stock for the selected merger transactions, based upon selected valuation ratios.

Ratio	Implied Value Per Share	Premium (Discount)
Enterprise Value / Revenues	$25.37	(31.0%)
Enterprise Value / EBITDA	17.40	0.6%
Enterprise Value / EBIT	15.79	10.8%
Price / LTM Earnings	16.61	5.4%

Control Premium

The control premium data is provided by Mergerstat/Shannon Pratt’s Control Premium Study and analyzes premiums paid over the stock price prior to announcement in merger transactions. FBW analyzed premiums paid based upon one day prior to announcement, one week prior to announcement and one month prior to announcement. The Mergerstat Premium adjusts the premiums for takeover speculation. Market data for transactions completed since January 1, 2005 indicate the following premiums:

One day prior to announcement:	24.8%
One week prior to announcement:	25.6%
One month prior to announcement:	32.4%

Valuation Summary

The table below highlights the premiums to be received by shareholders in the Merger based upon the discounted cash flow analysis, the comparable company analysis, and the stock price history:

	Implied Value Per Share	Premium (Discount)
Discounted Cash Flow Analysis	$12.97	34.9%

Comparable Company Analysis
Enterprise Value/Revenue	21.51	(18.6%)
Enterprise Value/EBITDA	16.81	4.1%
Enterprise Value/EBIT	15.65	11.8%
Price/LTM Earnings	12.92	35.4%
Price/CFY Earnings	12.79	36.8%
Price/NFY Earnings	12.61	38.8%

Stock Price History
As of October 28, 2005	$13.17	32.9%
One week average	12.92	35.4%
One month average	12.60	38.9%

The table below compares the Merger Consideration with the valuation methodologies that incorporate a control premium:

	Implied Value Per Share	Premium (Discount)
Comparable Merger and Acquisition Transactions
Enterprise Value/Revenue	$25.37	(31.0%)
Enterprise Value/EBITDA	17.40	0.6%
Enterprise Value/EBIT	15.79	10.8%
Price/LTM Earnings	16.61	5.4%

Control Premium Analysis
Stock Price as of October 28, 2005	$16.44	6.4%
One week prior	15.85	10.4%
One month prior	16.42	6.5%

Summary and Conclusion

Based on the analysis described above, FBW concluded as follows:

•	The Merger Consideration represents a premium of 32.9% over the price for Benthos common stock as of October 28, 2005.

•	The Merger is at a premium to the discounted cash flow analysis and supported by the comparable company analysis.

•	With the exception of the Enterprise Value/Revenue multiple, the Merger Consideration is at a premium to the range of values implied by the merger and acquisition analysis and the control premium analysis.

•	The Merger provides Benthos shareholders a premium that might otherwise not be available in the stock market.

In addition to the factors described in “The Merger—Reasons for the Merger,” the Benthos board of directors considered and evaluated the financial analysis described above, which was presented to the board of directors at its meeting on November 1, 2005. The board concluded that FBW’s financial analysis supported its conclusion that the Merger Consideration was fair, from a financial point of view, to Benthos shareholders. In reaching that conclusion, the board considered the fact that the implied value of Benthos common stock computed using the Enterprise Value/Revenues metric would be higher than the Merger Consideration. The board did not regard this single measure of value as dispositive of the issue of the value of Benthos common stock in view of the fact that other measures of enterprise value, which are generally considered more reliable than a multiple-of-revenues approach, reflected a lower implied value for Benthos common stock.

The summary set forth above does not purport to be a complete description of the analyses performed by FBW in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. FBW did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly FBW’s analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, FBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Benthos and Teledyne. These analyses performed by FBW are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty, being based upon numerous factors or events beyond the control of Benthos or Teledyne or their respective advisors. None of Benthos, Teledyne, FBW or any other person assumes responsibility if future results are materially different from those projected. FBW’s opinion and its related analyses were only one of many factors considered by the board of directors of Benthos in its evaluation of the Merger as described in the October 26, 2005 Draft Agreement and should not be viewed as determinative of the views of the board of directors with respect to the fairness of the total consideration to Benthos shareholders.

As of November 1, 2005, FBW beneficially owned 1,768 shares of Benthos common stock. In the ordinary course of its business, FBW and its affiliates trade Benthos common stock for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. FBW and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to Benthos, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received, and may in the future receive, fees for the rendering of such services.

Benthos paid FBW $300,000 for rendering its opinion as to fairness, from a financial point of view, of the Merger Consideration. Benthos will also reimburse FBW for its reasonable out-of-pocket expenses. In addition, Benthos agreed to indemnify FBW against certain liabilities arising out of its role as financial advisor and out of the rendering of the FBW opinion. The terms of the fee arrangement with FBW, which are customary in transactions of this nature, were negotiated on an arm’s-length basis between Benthos and FBW, and the board of directors of Benthos approved the arrangement. In addition, during the past two years Benthos has paid FBW a total of $55,000 in fees and $14,538 in expenses with respect to its services as a financial advisor and $649,202 in underwriting fees and $41,000 in expenses with respect to the 2005 public offering of Benthos common stock.

FBW was selected by the board of directors of Benthos to render an opinion to the board of directors of Benthos because FBW is a nationally recognized investment banking firm with whom Benthos has had prior experience as described above, and because, as part of its investment banking business, FBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Financial Projections

Although Benthos does not publicly provide financial projections or guidance regarding its future performance as to future sales, earnings or other results beyond one year, during the course of discussions with Teledyne, the management of Benthos discussed its views on the financial projections and the future financial performance of Benthos with Teledyne. The information below is a summary of the projections provided to Teledyne and is included to give our shareholders access to information that was not publicly available and that may be considered material to an evaluation of an acquisition of Benthos. The inclusion of these projections does not mean that Teledyne relied upon or otherwise approved or approves them.

The projections were not prepared with a view toward public disclosure or in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither Benthos’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial information contained in this section, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 5. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Benthos’s control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the Merger Agreement, which might also cause actual results to differ materially.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this Proxy Statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied upon as such. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, there is no intention to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

The following table is a summary of the projections included in materials provided to Teledyne in connection with its consideration of the Merger.

BENTHOS, INC.

Summary of Projections

Fiscal Year Ending September 30, 2006

(dollars in thousands except for per share amounts)

		% Sales
Undersea Systems	$16,000
Package Inspection Systems	10,600

Total Sales	26,600
Gross Margin	12,290	46.2%
Operating Expenses	10,070	37.9%

Operating Income	2,220	8.3%
Interest Expense (Income)	(180)	(0.7%)

PreTax Income	2,400	9.0%
Tax Provision	720	2.7%

Net Income	$1,680	6.3%

Earnings per Share	$0.71

During the due diligence process, Teledyne had access to certain materials that had been prepared on behalf of Benthos by FBW in late 2004. One of those documents, a confidential descriptive memorandum, included financial projections that had been prepared by FBW in connection with the efforts to sell all or part of Benthos in late 2004 and early 2005. The confidential descriptive memorandum was distributed to approximately 16 interested parties in late 2004 and early 2005. The following table is summary of the financial projections that were contained in the confidential descriptive memorandum:

Dollars in thousands	Projected Fiscal Years Ended September 30,
	2004	2005	2006	2007	2008
Net Sales	$19,850	$24,325	$31,900	$44,100	$52,700
Cost of Sales	11,762	13,291	17,323	23,781	28,205

Gross Profit	8,088	11,034	14,577	20,319	24,495
Selling, general and admin.	5,259	6,718	8,981	12,529	15,129
Research and development	1,672	2,000	2,100	2,300	2,500
Amortization of acquired intangibles	239	217	—	—	—

Income from operations	918	2,099	3,496	5,490	6,866
Interest Expense	56	60	50	—	—

Income before taxes	862	2,039	3,446	5,490	6,866
Provision for Income taxes	43	612	1,034	1647	2,060

Net Income	$819	$1,427	$2,412	$3,843	$4,806

Interests of Certain Persons in the Merger

In considering the recommendation of Benthos’s board of directors in favor of the Merger, you should be aware that there are provisions of the Merger Agreement and other existing agreements that will result in certain benefits to Benthos’s directors and executive officers that are not available to shareholders generally. Benthos’s board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the Merger and in adopting and approving the Merger Agreement and the Merger. Other than the provisions of the Merger Agreement described below, the arrangements described below were in existence before the discussions about the Merger began. Shareholders should take these benefits into account when deciding whether to vote for approval of the Merger Agreement.

Stock Options. Upon the completion of the Merger, all outstanding options to purchase shares of Benthos common stock, whether vested or unvested, will be canceled and the holders thereof will receive an amount equal to the product of (i) the excess of $17.50 over the exercise price per share, if any, and (ii) the total number of shares subject to such Benthos stock option. The following table sets forth, as of December     , 2005, the number of shares of Benthos common stock subject to options that are held by Benthos’s executive officers and directors and the estimated cash payment such persons will receive in the Merger in exchange for the options, without reduction for required tax withholdings.

Name	Position	Number of Shares Subject to Options(1)	Weighted Average Exercise of Price per Share of All Options ($)	Realizable Value of All Options at the Closing of the Merger ($)
Samuel O. Raymond	Chairman Emeritus of the Board of Directors	—	—	—

Ronald L. Marsiglio	President, Chief Executive Officer and Director	108,000	$4.97	$1,353,400

Stephen D. Fantone	Chairman of the Board of Directors	53,000	6.92	560,790

A. Theodore Mollegen, Jr.	Director	20,000	11.04	129,305

Gary K. Willis	Director	25,500	9.99	191,640

Arthur L. Fatum	Director	20,000	7.00	209,930

Francis E. Dunne, Jr.	Vice President, Chief Financial Officer and Treasurer	39,000	8.33	357,595

James R. Kearbey	Vice President, General Manager, Package Inspection Systems Division	17,851	6.21	201,571

Francois Leroy	Vice President, Sales and Marketing, Undersea Systems Division	14,500	3.31	205,755

Richard B. Martin	Vice President of Purchasing and Production	4,500	5.12	55,690

(1)	Shares subject to outstanding options assumes, for purposes of this table, that the vesting of all options held by Benthos’s executive officers and directors accelerates in connection with the Merger.

Stock Ownership.

Many of Benthos’s officers and directors also beneficially own shares of Benthos common stock. For a further description of these stock holdings, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 43.

Change of Control Agreements.

Each of our executive officers has an employment agreement with Benthos. For purposes of the following descriptions of the various agreements, please note that the consummation of the Merger, in connection with specified future events, may trigger the “change of control” provisions discussed below.

Ronald L. Marsiglio. On January 19, 2005, the Company entered into an amended and restated employment agreement with Ronald L. Marsiglio, effective October 1, 2004, pursuant to which Mr. Marsiglio agreed to serve as President and Chief Executive Officer of the Company for an initial two-year period expiring September 30, 2006. Thereafter, said term will be automatically extended for consecutive two-year terms unless either the Company or Mr. Marsiglio provides the other with six months written notice prior to the expiration of the initial term or any extended term. The agreement provides for a base salary of $250,000 per year, subject to increase by the Compensation Committee of the board of directors. Mr. Marsiglio’s base salary was increased to $272,000 effective January 1, 2006. During fiscal year 2006, Mr. Marsiglio will be eligible to earn an incentive bonus of up to 100% of his base salary in accordance with the Company’s 2006 Incentive Compensation Plan described below. In the event that the Company terminates his employment other than for cause, disability or death, Mr. Marsiglio will be entitled to receive severance benefits equal to one year’s base salary. If a Change of Control occurs, and within one year thereafter the Company terminates Mr. Marsiglio’s employment other than for cause, materially and adversely reduces his duties, requires him to relocate more than 50 miles from the present facility of the Company, or materially and adversely reduces his base salary or the benefits under any incentive compensation plan, the Company shall pay him one year’s base salary plus any earned and unpaid incentive compensation earned in a fiscal year prior to the fiscal year of termination and continue his participation in the Company’s group medical insurance program for one year. A Change of Control means (i) a merger, reorganization or consolidation of the Company with another entity or the sale of all or substantially all of the assets of the Company, unless 50% or more of the voting power of the securities of the acquiring entity is owned by the shareholders of the Company immediately prior to the transaction, or (ii) a sale or transfer of more than 50% of the common stock of the Company to a person or persons not controlled, directly or indirectly, by the Company.

Francis E. Dunne, Jr. On January 19, 2005, the Company entered into an amended and restated employment agreement with Francis E. Dunne, Jr., effective October 1, 2004, pursuant to which Mr. Dunne agreed to serve as Vice President, Treasurer and Chief Financial Officer of the Company for an initial two-year period expiring September 30, 2006. Thereafter, said term will be automatically extended for consecutive two-year terms unless either the Company or Mr. Dunne provides the other with six months written notice prior to the expiration of the initial term or any extended term. The agreement provides for a base salary of $170,000 per year, subject to increase by the Compensation Committee of the board of directors. Mr. Dunne’s base salary was increased to $183,000 effective January 1, 2006. During fiscal year 2006, Mr. Dunne will be eligible to earn an incentive bonus of up to 40% of his base salary in accordance with the Company’s 2006 Incentive Compensation Plan described below. In the event that the Company terminates his employment other than for cause, disability or death, Mr. Dunne will be entitled to receive severance benefits equal to one year’s base salary and continue his participation in the Company’s group medical insurance program for one year. If a Change of Control occurs, and within one year thereafter the Company terminates Mr. Dunne’s employment other than for cause, materially and adversely reduces his duties, requires him to relocate more than 50 miles from the present facility of the Company, or materially and adversely reduces his base salary or the benefits under any incentive compensation plan, the Company shall pay him one year’s base salary plus any earned and unpaid incentive compensation earned in a fiscal year prior to the fiscal year of termination. A Change of Control means (i) a merger, reorganization or consolidation of the Company with another entity or the sale of all or substantially all of the assets of the Company, unless 50% or more of the voting power of the securities of the acquiring entity is owned by the shareholders of the Company immediately prior to the transaction, or (ii) a sale or transfer of more than 50% of the common stock of the Company to a person or persons not controlled, directly or indirectly, by the Company.

James R. Kearbey. On January 19, 2005, the Company entered into an amended and restated employment agreement with James R. Kearbey, effective January 1, 2005, pursuant to which Mr. Kearbey agreed to serve as a Vice President of the Company for an initial two-year period expiring December 31, 2006. Thereafter, said term will be automatically extended for consecutive two-year terms unless either the Company or Mr. Kearbey provides the other with 180 days written notice prior to the expiration of the initial term or any extended term. The agreement provides for a base salary of $140,000 per year, subject to increase by the Company. Mr. Kearbey’s base salary was increased to $147,000 effective January 1, 2006. During fiscal year 2006, Mr. Kearbey will be eligible to earn an incentive bonus of up to 40% of his base salary in accordance with the Company’s 2006 Incentive Compensation Plan described below. In the event that the Company terminates his employment other than for cause, disability or death, Mr. Kearbey will be entitled to receive severance benefits equal to six months’ base salary. If a Change of Control occurs, and within one year thereafter the Company terminates Mr. Kearbey’s employment other than for cause, the Company shall pay him six months’ base salary. A Change of Control means (i) a merger, reorganization or consolidation of the Company with another entity or the sale of all or substantially all of the assets of the Company, unless 50% or more of the voting power of the securities of the acquiring entity is owned by the shareholders of the Company immediately prior to the transaction, or (ii) a sale or transfer of more than 50% of the common stock of the Company to a person or persons not controlled, directly or indirectly, by the Company.

Francois Leroy. On January 19, 2005, the Company entered into an employment agreement with Francois Leroy, effective January 1, 2005, pursuant to which Mr. Leroy agreed to serve as a Vice President of the Company for an initial two-year period expiring December 31, 2006. Thereafter, said term will be automatically extended for consecutive two-year terms unless either the Company or Mr. Leroy provides the other with 180 days written notice prior to the expiration of the initial term or any extended term. The agreement provides for a base salary of $145,000 per year, subject to increase by the Company. Mr. Leroy’s base salary was increased to $153,000 effective January 1, 2006. During fiscal year 2006, Mr. Leroy will be eligible to earn an incentive bonus of up to 40% of his base salary in accordance with the Company’s 2006 Incentive Compensation Plan described below. In the event that the Company terminates his employment other than for cause, disability or death, Mr. Leroy will be entitled to receive severance benefits equal to six months’ base salary. If a Change of Control occurs, and within one year thereafter the Company terminates Mr. Leroy’s employment other than for cause, the Company shall pay him six months’ base salary. A Change of Control means (i) a merger, reorganization or consolidation of the Company with another entity or the sale of all or substantially all of the assets of the Company, unless 50% or more of the voting power of the securities of the acquiring entity is owned by the shareholders of the Company immediately prior to the transaction, or (ii) a sale or transfer of more than 50% of the common stock of the Company to a person or persons not controlled, directly or indirectly, by the Company.

Richard B. Martin. On June 30, 2005, the Company entered into an employment agreement with Richard B. Martin, effective on that date, pursuant to which Mr. Martin agreed to serve as a Vice President of the Company for an initial period expiring December 31, 2006. Thereafter, said term will be automatically extended for consecutive two-year terms unless either the Company or Mr. Martin provides the other with 180 days written notice prior to the expiration of the initial term or any extended term. The agreement provides for a base salary of $130,000 per year, subject to increase by the Company. Mr. Martin’s base salary was increased to $135,000 effective January 1, 2006. During fiscal year 2006, Mr. Martin will be eligible to earn an incentive bonus of up to 40% of his base salary in accordance with the Company’s 2006 Incentive Compensation Plan described below. In the event that the Company terminates his employment other than for cause, disability or death, Mr. Martin will be entitled to receive severance benefits equal to six months’ base salary. If a Change of Control occurs, and within one year thereafter the Company terminates Mr. Martin’s employment other than for cause, the Company shall pay him six months’ base salary. A Change of Control means (i) a merger, reorganization or consolidation of the Company with another entity or the sale of all or substantially all of the assets of the Company, unless 50% or more of the voting power of the securities of the acquiring entity is owned by the shareholders of the Company immediately prior to the transaction, or (ii) a sale or transfer of more than 50% of the common stock of the Company to a person or persons not controlled, directly or indirectly, by the Company.

2005 Incentive Bonuses. On December 5, 2005, the Compensation Committee of the Company’s board of directors ratified and approved the following bonuses with respect to the Company’s fiscal year ended September 30, 2005:

Officer	Amount of 2005 Incentive Bonus
Ronald L. Marsiglio	$232,523
Francis E. Dunne, Jr.	92,984
Francois Leroy	74,772
James R. Kearbey	60,656
Richard B. Martin	31,126

The 2005 incentive bonuses for Messrs. Marsiglio, Leroy, Kearbey and Martin were computed in accordance with the Company’s 2005 Incentive Compensation Matrix. The 2005 incentive bonus for Mr. Dunne included the amount computed pursuant to the 2005 Incentive Compensation Matrix, plus an additional $30,000 bonus for outstanding performance during fiscal year 2005.

2006 Incentive Compensation Plan. On December 5, 2005, the Compensation Committee of the Company’s board of directors approved the Benthos, Inc. Fiscal Year 2006 Incentive Compensation Plan, which provides for incentive compensation for specified employees of the Company, including the five executive officers named above. The plan provides for payment of incentive compensation for all of the specified employees equal to a percentage of the employee’s base compensation for the 2006 fiscal year, varying from 10% to 100% based upon the Company’s pre-tax profit for the fiscal year or the period October 1, 2005 through the Effective Date, whichever shall first occur.

Indemnification of Directors and Executive Officers and Insurance.

The Merger Agreement provides that Teledyne will advance expenses to, hold harmless and indemnify each present and former director and officer of Benthos and its subsidiaries in respect to acts or omissions occurring prior to or after the Effective Time (including the transactions under the Merger Agreement) for two years. The Merger Agreement further provides that Benthos may purchase liability insurance covering those same directors and officers for six years on the same or similar terms as those in effect on the date of the Merger Agreement, provided the cost of such insurance premiums does not exceed $250,000.

Appraisal Rights

Effective July 1, 2004, the Massachusetts legislature adopted the MBCA, which repealed and replaced the Massachusetts Business Corporation Law, including the provisions related to appraisal rights. A condition to the closing of the Merger is that the number of shares held by dissenting shareholders seeking appraisal rights does not exceed 10% of the outstanding shares of Benthos common stock on the date of the Merger Agreement, or 210,587 shares.

Section 13.02(a)(1) of the MBCA generally provides that shareholders of Massachusetts corporations are entitled to appraisal rights in the event of a merger. An exception set forth in Section 13.02(a)(1)(A) of the MBCA provides that shareholders are not entitled to appraisal rights in transactions similar to the Merger where cash is the sole consideration received by the shareholders. However, this exception would be inapplicable with respect to the Merger in the event that a director, officer or controlling shareholder has a direct or indirect material financial interest in the Merger other than in his capacity as (i) a shareholder of the Company or (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or an affiliate thereof, unless his financial interest is pursuant to bona fide arrangements with either corporation or such affiliate. Accordingly, if such a determination were made, Benthos shareholders would be entitled to appraisal rights under Massachusetts law.

Benthos has concluded that the interests of its executive officers and directors in the Merger (see “The Merger—Interests of Certain Persons in the Merger”) reflect the continuation of bona fide preexisting employment arrangements with Benthos and that holders of Benthos common stock are therefore not entitled to appraisal rights in connection with the Merger. Any shareholder who believes he or she is entitled to appraisal rights and wishes to preserve those rights should carefully review the following discussion and Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex D to this Proxy Statement. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of appraisal rights.

Notice of Intent and Demand for Payment.

Any holder of Benthos stock wishing to seek appraisal under Part 13 of the MBCA must satisfy each of the following conditions:

•	Before the vote to approve the Merger Agreement is taken, a Benthos shareholder wishing to seek appraisal rights must deliver to Benthos written notice of such shareholder’s intent to demand payment for his or her shares if the Merger is completed. The written notice should be delivered to Francis E. Dunne, Jr., Chief Financial Officer, Benthos, Inc., 49 Edgerton Drive, North Falmouth, Massachusetts 02556. Benthos recommends that such shareholder send its notice by registered or certified mail, return receipt requested; and

•	A Benthos shareholder who holds shares of Benthos common stock wishing to seek appraisal rights must NOT vote in favor of the proposals to approve the Merger Agreement. If a shareholder returns a signed proxy but does not specify a vote against the proposal to approve the Merger Agreement or a direction to abstain, the proxy will be voted FOR the Merger Agreement, which will have the effect of waiving that shareholder’s appraisal rights.

Generally, a shareholder may assert appraisal rights only if the shareholder seeks to assert them with respect to all of the holder’s shares of stock. Shareholders of record for more than one beneficial shareholder may assert appraisal rights with respect to fewer than all the shares registered in such shareholder’s name as holder of record, provided that such shareholder notifies Benthos in writing of the name and address of each beneficial shareholder on whose behalf such shareholder is asserting appraisal rights. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Any shareholder wishing to seek appraisal rights is urged to consult legal counsel before attempting to seek appraisal rights.

Delisting and Deregistration of Benthos Common Stock

If the Merger is completed, Benthos common stock will be delisted from the Nasdaq Capital Market and will be deregistered under the Securities Exchange Act of 1934.

U.S. Federal Income Tax Consequences

The following is a discussion of the material Federal income tax consequences of the Merger to holders of Benthos common stock. The discussion is based upon the Internal Revenue Code, Treasury Regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this Proxy Statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion is limited to the material Federal income tax aspects of the Merger to a shareholder of Benthos who is a citizen or resident of the United States and who, on the date on which the Merger is completed, holds shares of Benthos stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under Federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations, partnerships, and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of Benthos common stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their shares as part of a hedge, straddle or conversion transaction.

The following discussion does not address potential foreign, state, local and other tax consequences of the Merger. All shareholders are urged to consult their own tax advisors regarding the Federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in connection with the Merger.

For Federal income tax purposes, the Merger will be treated as a taxable sale or exchange of Benthos common stock for cash by each Benthos shareholder. Accordingly, the Federal income tax consequences to the Benthos shareholders receiving cash will generally be as follows:

•	Each shareholder will recognize a capital gain or loss upon the disposition of the shareholder’s shares of Benthos common stock pursuant to the Merger;

•	The capital gain or loss, if any, will be either (i) long-term capital gain or loss with respect to shares of Benthos stock that have a holding period for tax purposes in excess of twelve months at the time such Benthos common stock is disposed of; or (ii) short-term capital gain or loss with respect to shares of Benthos stock that have a holding period for tax purposes of twelve months or less at the time such Benthos common stock is disposed of; and

•	The amount of capital gain or loss recognized by each shareholder will be measured by the difference between the amount of cash received by the shareholder in connection with the Merger and the shareholder’s adjusted tax basis in the shares of Benthos stock at the Effective Time. The deductibility of a capital loss recognized as the result of the Merger may be subject to certain restrictions.

Cash payments made pursuant to the Merger will be reported to Benthos shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations. These amounts will ordinarily not be subject to withholding of U.S. Federal income tax. However, backup withholding of the tax at applicable rates may apply to a shareholder who fails to supply Benthos or the paying agent selected by Teledyne with the shareholder’s taxpayer identification number or has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder’s Federal income tax returns, or in certain other cases. Accordingly, each Benthos shareholder will be asked to provide a correct taxpayer identification number, name and address on a Substitute Form W-9 which is to be included in the appropriate letter of transmittal for the shares of Benthos stock and which must be completed, signed and returned. Certain Benthos shareholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of Benthos stock.

THE FOREGOING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES OF BENTHOS STOCK. BENTHOS URGES YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE RECEIPT OF CASH IN EXCHANGE FOR SHARES OF BENTHOS STOCK PURSUANT TO THE MERGER.

Accounting Treatment

The Merger will be accounted for by Teledyne using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the assets acquired will be allocated to goodwill.

Governmental Regulatory Filings

United States

The HSR Act does not require Benthos or Teledyne to notify or furnish information to the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or impose a waiting period prior to closing the Merger.

Other Jurisdictions

There are no other regulatory approvals required or advisable in connection with the consummation of the Merger.

Other

Other than those described above and (i) the requirement that Benthos file this Proxy Statement with the SEC and (ii) certain other filings required to be made under the Securities Exchange Act of 1934, Benthos is not aware of any federal or state regulatory requirements or approvals that must be complied with or obtained in connection with the Merger.

Litigation

There is no action, suit or proceeding, claim, arbitration or investigation pending or, to our knowledge, threatened against Benthos or to which Benthos is a party, that could reasonably be expected to have a material adverse effect on Benthos or that in any manner challenges or seeks to interfere with the Merger.

Anti-Takeover Considerations

Benthos is subject to the provisions of Chapter 110C of the Massachusetts General Laws, entitled “Regulation of Take-Over Bids in the Acquisition of Corporations.” Under Chapter 110C, no offeror may make a “take-over bid” for the stock of a “target company” without publicly announcing the terms of the bid, filing certain information with the Secretary of the Commonwealth of Massachusetts and the target company and paying a fee to the Secretary of the Commonwealth. The Secretary of the Commonwealth may hold a hearing to determine if adequate disclosure has been made and if the take-over bid is fair. A “target company” is defined as any Massachusetts corporation, or any corporation with its principal place of business in Massachusetts, whose securities are or are to be the subject of a “take-over bid.” Benthos qualifies as a target company. A “take-over bid” is defined as any acquisition or offer to acquire stock of a target company where, after such acquisition, the offeror and its affiliates will be the beneficial owner directly or indirectly of more than 10% of a class of the target company’s stock. However, a “take-over bid” does not include any bid to which the target company’s board of directors consents, if the board of directors has recommended the acceptance of the bid to the shareholders and the terms of the bid, including any inducements to the officers and directors which are not made available to the shareholders, have been furnished to the shareholders. For purposes of Chapter 110C, the Benthos board of directors specifically approved and consented to the Merger, recommended the acceptance of the terms thereof to Benthos shareholders, and provided shareholders with the terms of the Merger and a description of the interests of its officers and directors in the transaction. Therefore, the Merger is not a “take-over bid” under Chapter 110C.

Benthos is subject to the provisions of Chapter 110F of the Massachusetts General Laws, the so-called “Business Combination Statute.” Under Chapter 110F, a Massachusetts corporation with over 200 shareholders, such as Benthos, may not engage in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of Benthos (excluding shares held by certain affiliates of Benthos) at the time it becomes an interested stockholder or (iii) the business combination is approved by both the board of directors and at a meeting of the shareholders by the holders of at least two-thirds of the outstanding voting stock of Benthos (excluding shares held by the interested stockholder). An “interested stockholder” is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of Benthos. A “business combination” includes a merger, a stock or asset sale and any other transactions resulting in a financial benefit to the interested stockholder. The Benthos board of directors approved the Merger, exempting the Merger from the provisions of Chapter 110F.

Past Contacts, Transactions or Negotiations

Other than purchases by Teledyne and its affiliates of Benthos products from time to time in the ordinary course of business (amounting to less than $115,000 over the last two years) and other than the Merger Agreement and related transactions, Benthos and Teledyne have not entered into any negotiations, transactions or material contracts with each other during the past two years. Benthos and Teledyne RD Instruments, Inc. co-sponsor the Acoustic Doppler Current Profiler in Action Conference in San Diego, California, and France.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the complete Merger Agreement that is attached as Annex A to this Proxy Statement. We urge you to read the Merger Agreement carefully in its entirety because it, and not this Proxy Statement, is the legal document that governs the Merger.

The text of the Merger Agreement has been included to provide you with information regarding its terms. The terms of the Merger Agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. The Merger Agreement contains representations and warranties Benthos, Teledyne and Purchaser made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the Merger and may be subject to important limitations and qualifications as set forth therein.

Merger Consideration

Upon completion of the Merger, each issued and outstanding share of Benthos common stock (other than any shares of common stock owned by Benthos, Teledyne or Purchaser or any direct or indirect wholly-owned subsidiary of Benthos or Teledyne, which will be canceled and retired, and other than shares of common stock held by stockholders who have perfected their rights to dissent from the Merger under the MBCA) will be automatically converted into the right to receive $17.50 in cash, without interest (the “Merger Consideration”), not including the aggregate amount of approximately $3.8 million payable to holders of options to purchase Benthos common stock. The total Merger Consideration to be received by all Benthos shareholders will be approximately $36.9 million. The Merger Consideration was determined through arm’s-length negotiations between Benthos and Teledyne. Upon conversion, the shares of Benthos common stock will no longer be outstanding and will automatically be canceled and retired.

Effect on Benthos Stock Options

As of the Effective Time, each unexercised and unexpired option to purchase Benthos common stock, whether vested or unvested, will automatically vest and be converted into, and entitle the holder to, the right to receive an amount in cash equal to the excess, if any, of (i) the Merger Consideration over (ii) the per share exercise price of such option, multiplied by the number of shares of Benthos common stock subject to such option, less applicable withholding and without interest, for a total consideration estimated to be $3.8 million. All Benthos stock option plans will terminate as of the Effective Time.

Conversion of Shares; Procedures for Exchange of Certificates

Your right to receive the Merger Consideration will arise automatically upon completion of the Merger. Prior to the Effective Time (see “Merger Agreement—Effective Time of the Merger” below), Teledyne will designate a bank or trust company selected by Teledyne and reasonably acceptable to Benthos to act as the paying agent under the Merger Agreement. Teledyne will deposit, when and as needed, with the paying agent cash amounts sufficient to enable the paying agent to pay the Merger Consideration to the holders of shares of Benthos common stock. The paying agent will invest such funds as directed by Teledyne provided the investment is made pursuant to certain restrictions in the Merger Agreement. Any net profit, interest or income from such investments will be payable to Teledyne.

Promptly, but in no event more than ten business days after the Effective Time, the paying agent will mail to each record holder of common shares, a letter of transmittal and instructions for use in surrendering certificates in exchange for the Merger Consideration. No shareholder should surrender any certificates until the shareholder receives the letter of transmittal and other materials from such paying agent. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the Merger Consideration multiplied by the number of shares of common stock previously represented by such stock certificate(s), without any interest thereon. The certificates so surrendered will be canceled. After the Effective Time and until a certificate entitled to conversion is surrendered, such certificate represents only a right to receive the Merger Consideration.

If payment of the Merger Consideration is to be made to a person who is not listed as the registered owner in Benthos’s transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is properly endorsed or in proper form for transfer and the transferee must pay and establish to the satisfaction of the surviving corporation that he or she has paid any transfer or other taxes required by reason of the Merger Consideration being paid to a person other than the registered owner.

Shareholders should not send their certificates now and should send them only pursuant to the instructions and the letter of transmittal to be mailed to shareholders promptly after the Effective Time. In all cases, the Merger Consideration will be paid only in accordance with the procedures set forth in this Proxy Statement and such letter of transmittal.

At any time after the expiration of 270 days from the Effective Time, Teledyne and the surviving corporation may each require the paying agent to deliver to it any funds made available to the paying agent which have not been disbursed to holders of Benthos stock certificates, and any interest thereon. Thereafter, you may only look to Teledyne and the surviving corporation for payment of the Merger Consideration.

At the Effective Time, the Benthos stock transfer books will be closed and there will be no further registration of shares of Benthos common stock.

The cash paid to you upon conversion of your shares of Benthos stock will be issued in full satisfaction of all rights relating to the shares of Benthos stock.

Dissenters’ Rights

A condition to the closing of the Merger is that the number of shares held by dissenting shareholders seeking appraisal rights does not exceed 10% of the outstanding shares of Benthos on the date of the Merger Agreement, or 210,587 shares. If after the Effective Time a dissenting shareholder fails to perfect or withdraws or loses his or her rights under the MBCA, the shares owned by such shareholder will be treated as if converted into cash pursuant to the Merger. Teledyne will have the right to participate in any negotiations and proceedings with respect to any dissenting shareholder’s demand for payment. Benthos has concluded that Benthos shareholders are not entitled to dissenter’s rights. See “The Special Meeting—Appraisal Rights” beginning on page 11 and “The Merger—Appraisal Rights” beginning on page 28 for a detailed discussion of appraisal rights under the MBCA.

Effective Time of the Merger

The Merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of Massachusetts (the “Effective Time”). If the Merger Agreement is approved by Benthos shareholders, the articles of merger will be filed with the Secretary of the Commonwealth of Massachusetts no later than four business days after all of the other conditions to the Merger set forth in the Merger Agreement have been satisfied or waived by Teledyne or Benthos, as applicable. These conditions are described below under “Merger Agreement—Conditions to the Merger.” Subject to the terms and conditions of the Merger Agreement and in accordance with Massachusetts law, at the Effective Time, Purchaser, a wholly-owned subsidiary of Teledyne and a party to the Merger Agreement, will merge with and into Benthos. Benthos will survive the Merger as a wholly-owned Massachusetts subsidiary of Teledyne.

Directors and Officers

At the Effective Time, the directors of Purchaser and those individuals designated by Teledyne shall be the directors and officers of the surviving corporation.

Articles and Bylaws

At the Effective Time, the amended and restated articles of organization of Benthos and the amended and restated bylaws of Purchaser shall be the articles of organization and bylaws of the surviving corporation until thereafter amended as provided by law.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Benthos as to, among other things:

•	the organization and qualification to do business of Benthos and its subsidiaries;

•	the articles of organization and by-laws of Benthos;

•	Benthos’s capitalization;

•	Benthos’s authority relative to the Merger Agreement;

•	the approval of Benthos’s board of directors and certain Massachusetts anti-takeover laws;

•	the vote of Benthos shareholders required to approve the Merger;

•	no conflict or violation, required filings, consents and approvals;

•	permits and compliance;

•	Benthos’s SEC filings and financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	absence of litigation;

•	compliance with applicable laws;

•	employee benefit plans;

•	accuracy of information relating to the Merger or the Merger Agreement included in filings with government authorities;

•	labor and employment matters;

•	Benthos products;

•	property and leases;

•	certain personnel;

•	intellectual property;

•	taxes;

•	environmental matters;

•	government contracts;

•	insurance;

•	brokers;

•	certain business practices;

•	export controls;

•	affiliate transactions; and

•	the opinion of Benthos’s financial advisor.

Certain of Benthos’s representations and warranties are qualified by information in Benthos’s Form 10-QSB report filed for the period ended June 30, 2005 and in the disclosure schedules attached to the Merger Agreement. In addition, some representations and warranties are qualified by a Material Adverse Effect limitation. “Material Adverse Effect” is defined as follows:

“Material Adverse Effect” means any state of facts, change, development, effect, event, occurrence, or condition that is materially adverse to (i) the business, results of operations, properties, assets, liabilities, or financial condition of Benthos and its subsidiaries taken as a whole or Teledyne and its subsidiaries taken as a whole, as applicable, or (ii) a party’s or parties’ ability to consummate the transactions contemplated by the Merger Agreement within the timeframes contemplated therein. For purposes of analyzing whether any state of facts, change, development, effect, event, occurrence, or condition has resulted in a Material Adverse Effect of Benthos, neither Teledyne nor Purchaser will be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to Benthos or its subsidiaries unless it is disclosed in certain SEC filings or in the disclosure schedules that are part of the Merger Agreement.

In addition, the Merger Agreement contains representations and warranties by Teledyne and Purchaser as to, among other things, Teledyne having the necessary corporate power and authority, and as of the date of the Merger Agreement and the closing of the Merger, sufficient funds to complete the transactions contemplated by the Merger Agreement.

In the event that any specific material facts should arise that contradict the representations and warranties contained in the Merger Agreement, Benthos will undertake to provide corrective disclosure to its shareholders.

The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this Proxy Statement.

Covenants of the Parties

Conduct of Benthos’s Business

The Merger Agreement requires that, until the Effective Time, unless Teledyne otherwise consents in writing, Benthos and its subsidiaries will conduct business only in the ordinary course consistent with past practice, use reasonable efforts to preserve intact its business organization, retain the services of its current officers and key employees, maintain assets in good repair and condition, comply in all material respects with applicable laws, and preserve the good will of those having business relationships with Benthos.

Specifically, Benthos has agreed that, subject to specified exceptions expressly contemplated and agreed to in the Merger Agreement or schedules thereto, neither Benthos nor any of its subsidiaries may, without the prior written consent of Teledyne:

•	adopt or propose any change to its articles of organization or by-laws;

•	merge or consolidate with any other person;

•	issue sell, grant, dispose of or otherwise encumber any shares of capital stock, options, warrants, convertible securities or other rights to acquire any shares of capital stock, or any other ownership interest of Benthos or any of its subsidiaries;

•	declare, set aside or pay any dividend or distribution;

•	acquire assets outside the ordinary course of business with an aggregate value or purchase price in excess of $20,000;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire any shares of Benthos capital stock;

•	acquire or invest in a business, make any material acquisition or investment in a business either by purchase of stock or securities, merger or a consolidation, contributions to capital, loans, advances, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof;

•	incur any indebtedness or assume or become responsible for the obligations of any person, except in the ordinary course of business and not in excess of $100,000;

•	transfer, sell, or otherwise encumber any of its properties or assets except in the ordinary course of business (other than any properties or assets with an individual minimum value in excess of $10,000 or a collective value of $40,000);

•	cancel, release or assign any indebtedness owed to Benthos in excess of $100,000;

•	increase in any manner the compensation of any of the Benthos directors, officers or employees, or enter into, establish, amend, or terminate any Benthos benefit plans, for or in respect of, any shareholder, officer, director, other employee, agent, consultant, or affiliate;

•	make any changes with respect to accounting policies or procedures;

•	make any tax election or take any position on any material tax return filed on or after the date of the Merger Agreement or adopt any material method therefore that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods;

•	terminate, cancel, amend or modify any insurance coverage maintained by Benthos or any subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage;

•	settle any litigation or other proceeding for an amount in excess of $20,000 or which would likely have a Material Adverse Effect on Benthos;

•	waive or fail to enforce any provision of any confidentiality or standstill agreement to which Benthos is a party; or

•	make a commitment to do any of the foregoing.

The covenants in the Merger Agreement relating to the conduct of Benthos’s business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the Merger Agreement entitled “Conduct of Business Prior to the Effective Time” in Annex A to this Proxy Statement.

Employee Benefits; Bonus Payments

•	Teledyne will provide continuing employees of Benthos with credit for purposes of accrual of seniority with respect to employee benefit plans provided that the crediting will not result in the duplication of benefits.

•	Teledyne will honor all employee benefit plans in accordance with their terms, provided that Teledyne or Benthos may amend, modify or terminate any benefit plan in accordance with the law and the terms of the plan.

•	Benthos will terminate its 401(k) plan prior to the Effective Time. (Our employees will be permitted to rollover distributed amounts from the 401(k) plan into the Teledyne 401(k) plan.)

•	To the extent bonuses for the 2005 fiscal year are not paid prior to the Effective Time, Teledyne or the surviving corporation will pay the bonus amounts disclosed to Teledyne.

Regulatory Considerations

Benthos and Teledyne have agreed to use reasonable efforts to obtain all required regulatory and third party approvals and take all actions necessary to consummate the transactions contemplated by the Merger Agreement.

Other Covenants

The Merger Agreement contains a number of other covenants, including covenants relating to:

•	holding of the Special Meeting and recommendation to approve the Merger;

•	access to information;

•	indemnification and insurance;

•	bonus payments;

•	notification of certain other matters; and

•	public announcements.

Non-Solicitation Provisions

Benthos has agreed to stop any ongoing discussions or negotiations with any persons with respect to a Takeover Proposal (defined below) and will seek to have returned to it any confidential information provided by Benthos in any such discussions or negotiations.

Benthos has agreed to certain limitations on its ability and the ability of its subsidiaries, officers, directors or employees to take action with respect to other potential acquisition transactions. Benthos has agreed not to and has agreed that its subsidiaries, officers, directors and employees will not (i) solicit, initiate, knowingly encourage or facilitate any inquiries that are or that may lead to any Takeover Proposal, (defined below), including a Superior Proposal (defined below); or (ii) participate in any discussions or negotiations regarding, any Takeover Proposal. However, if an unsolicited Superior Proposal is made after the date of the Merger Agreement without involving a breach of the Merger Agreement, Benthos may (1) request information from the person making the Superior Proposal for the purpose of informing itself about the Superior Proposal and the person that made it, (2) furnish prior to Shareholder Approval, information to the person making the Superior Proposal about Benthos pursuant to a confidentiality agreement provided that the confidentiality agreement terms are at least equal to the terms in the Benthos’s confidentiality agreement with Teledyne, and further provided that Benthos informs Teledyne of the nonpublic information delivered to the party making the Superior Proposal, and (3) negotiate prior to Shareholder Approval regarding the Superior Proposal.

Benthos must promptly notify Teledyne in writing and keep Teledyne informed of significant developments of the following in connection with a Takeover Proposal:

•	Requests for confidential information;

•	Existence of a Takeover Proposal;

•	The material terms and conditions of a Takeover Proposal;

•	The identification of the person making the Takeover Proposal; and

•	Any requests by Benthos related to the Takeover Proposal.

Under the Merger Agreement, a “Takeover Proposal” means any:

•	inquiry, proposal or offer (other than the Merger) from any person relating to any direct or indirect acquisition of:

•	20% or more of the assets of Benthos or its subsidiaries;

•	20% or more of any class of equity securities of Benthos or its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of Benthos or any of its subsidiaries; or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Benthos or its subsidiaries.

A Takeover Proposal includes a Superior Proposal. A “Superior Proposal” means any bona fide written offer for:

•	a direct or indirect acquisition or purchase of 50% or more of the consolidated assets or 50% or more of any class of equity securities of Benthos on a consolidated basis;

•	any tender offer or exchange offer that, if consummated, would result in a person beneficially owning any class of equity securities of Benthos;

•	any merger, consolidation, share exchange or business combination, liquidation, dissolution or similar transaction involving Benthos or its subsidiaries; or

•	the Benthos board of directors reasonably determines (after consultation with its financial advisor and outside counsel) that the proposed transaction would be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated by the Merger Agreement, taking into account whether financing for the offer is committed and the likelihood of consummating such Takeover Proposal.

Benthos has further agreed that its board of directors will (1) not withdraw, qualify, or modify, or publicly propose to withdraw, qualify, or modify, in a manner adverse to Teledyne, the approval, determination of advisability, or recommendation by the Benthos board of directors of the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement, (2) not approve, determine to be advisable, or recommend, or publicly propose to approve, determine to be advisable, or recommend any Takeover Proposal, or (3) not enter into any letter of intent, agreement in principle or similar agreement related to any Takeover Proposal. However, if, prior to Shareholder Approval, the board of directors determines in good faith:

•	after having received advice from outside counsel, that such action is consistent with the fiduciary duties of the board under applicable law;

•	that it is advisable to recommend the Superior Proposal; and

•	the board may withdraw or modify its approval, determination of advisability, or recommendation of the Merger, provided that Benthos must first provide Teledyne written notice of receiving a Superior Proposal and the terms, and identification of the party making the proposal and Teledyne must fail to provide Benthos within 5 days of receiving the notice an offer with at least as favorable financial terms from the point of view of the Benthos shareholders.

As described more fully under “Merger Agreement—Termination Fees” below, if Benthos terminates the Merger Agreement to take a Superior Proposal, Benthos must pay a termination fee of $1,500,000 to Teledyne concurrently with such termination.

Please note that Benthos may not terminate the Merger Agreement in favor of a Superior Proposal after the earlier to occur of (1) Shareholder Approval, or (2) the 6 week anniversary date of the Merger Agreement.

Conditions to the Merger

The parties’ obligations to complete the Merger are subject to the following conditions:

•	Shareholder Approval. The Merger must have been approved by the holders of at least two-thirds of the outstanding shares of Benthos common stock.

•	Legal Restrictions. No statute, rule, regulation, judgment, order or injunction will have been promulgated, entered, enforced, enacted, or issued or be applicable to the Merger by any governmental authority which (i) prohibits, or imposes any material limitations on, Teledyne’s ownership or operation of its or its subsidiaries’ businesses or assets, or Teledyne’s or the Purchaser’s ownership or operation of Benthos’s and its subsidiaries’ businesses and assets, (ii) prohibits, restrains, or makes illegal the consummation of the Merger, or (iii) imposes material limitations on the ability of Teledyne effectively to exercise full rights of ownership of the shares of the Purchaser, and no action or proceeding by any governmental authority shall be pending which seeks any of the results described in clauses (i), (ii), or (iii); provided that the parties hereto shall use all reasonable efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted or any such action or proceeding to be dismissed; and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated thereby shall have been obtained and shall be in effect at the Effective Time.

The obligations of Teledyne and Purchaser to complete the Merger are subject to the following conditions:

•	Representations and Warranties. The representations and warranties of Benthos that are qualified by materiality must be true and correct as of the closing of the Merger, and the representations and warranties of Benthos that are not so qualified must be true and correct in all material respects as of the closing of the Merger.

•	Covenants. Benthos must have performed or complied in all material respects with all obligations, agreements and covenants required under the Merger Agreement.

•	Stock Option Plans. Benthos and its board of directors will take the necessary actions with respect to the Benthos’s stock option plans to effectuate the stock option conversion provisions of the Merger Agreement.

•	Dissenting Shares. The number of shares dissenting does not exceed 10% percent of the shares of Benthos’s common stock which are outstanding on the date of the Merger Agreement.

The obligations of Benthos to complete the Merger are subject to the following conditions:

•	Representations and Warranties. The representations and warranties of Teledyne and Purchaser that are qualified by materiality must be true and correct as of the closing of the Merger, and the representations and warranties of Teledyne and Purchaser that are not so qualified must be true and correct in all material respects as of the closing of the Merger.

•	Covenants. Teledyne and Purchaser must have performed or complied in all material respects with all obligations, agreements and covenants required under the Merger Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger (notwithstanding approval of the Merger by shareholders of Benthos):

1. By mutual written consent of Teledyne and Benthos;

2. By Teledyne or Benthos:

•	If the Effective Time has not occurred on or before March 31, 2006 (the “Outside Date”), provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the Merger Agreement resulted in the failure of the Merger to close on or before the Outside Date, provided that the Outside Date will be extended day by day until June 30, 2006, if any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining, or otherwise prohibiting the consummation of the Merger; or

•	If any governmental authority has issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement (including the Shareholders Agreement) and such order, degree, ruling or other action has become final and non-appealable, provided that the party seeking to terminate the Merger Agreement used all reasonable efforts to challenge the order, degree, ruling or other action;

3. By Benthos:

•	if the required approval of the Benthos shareholders is not obtained by failure of obtaining the required 2/3 vote of approval;

•	if the representations and warranties of Teledyne and Purchaser set forth in the Merger Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Teledyne and Purchaser set forth in the Merger Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Effective Time as if made on such date, or either Teledyne or Purchaser shall have breached or failed in any material respect to perform or comply with any material obligation, agreement, or covenant required by the Merger Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within thirty (30) business days after Benthos gives written notice of such inaccuracy or breach to Teledyne, except, in the case of the failure of any representation or warranty, for changes specifically permitted by the Merger Agreement, for those representations and warranties that address matters only as of a particular date and are true and correct as of such date, and for such failures as do not individually or in the aggregate have a Teledyne Material Adverse Effect; or

•	if prior to the earlier of (1) Shareholder Approval or (2) the six week anniversary of the Merger Agreement, in accordance with, and subject to the terms and conditions of, the provisions that allow the board of directors to (a) withdraw or modify its approval or recommendation of the Merger or (b) determine the advisability or recommend a Superior Proposal.

4. By Teledyne:

•	if the required approval of the Benthos shareholders is not obtained by failure of obtaining the required 2/3 vote of approval;

•

if the representations and warranties of Benthos set forth in the Merger Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Benthos set forth in the Merger Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Effective Time as if made on such date, or Benthos shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within thirty (30) business days after Teledyne gives written notice of such inaccuracy or breach to Benthos, except, in the case of the failure of any representation or warranty, for changes specifically permitted by the Merger Agreement, for those representations and warranties that address matters only as of a particular date and are true and correct as of such date, and for such failures as do not individually or in the aggregate have a Benthos Material Adverse Effect; or

•	if the board of directors of Benthos:

•	shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify in a manner adverse to Teledyne, its adoption, approval or recommendation of the Merger Agreement;

•	fails to affirm its approval or recommendation of the Merger Agreement and the Merger within 5 days of Teledyne’s request to do so;

•	has approved or recommended, or publicly proposed to, take a neutral position with respect to any Takeover Proposal; or

•	has resolved to effect any of the foregoing.

Termination Fees

Benthos has agreed to pay Teledyne a termination fee equal to $1,500,000 (the “Termination Fee”) under the following circumstances:

•	If Benthos or Teledyne terminates the Merger Agreement because the Benthos board of directors has withdrawn, qualified, or modified or proposed publicly to withdraw, qualify, or modify in a manner adverse to Teledyne its adoption, approval or recommendation of the transactions contemplated by the Merger Agreement; or

•	If Benthos or Teledyne terminates the Merger Agreement because a Takeover Proposal was made known to Benthos, made directly to Benthos shareholders, or the intention to make a Takeover Proposal is publicly announced and within 1 year such a transaction is consummated.

The Termination Fee is to be paid regardless of any alleged breach by Teledyne, provided that the payment by Benthos of the Termination Fee will not operate or be considered a waiver by Benthos of any such breach by Teledyne, and provided that any damages Benthos owes Teledyne will be credited by the Termination Fee.

Expenses

If Teledyne or Benthos terminates the Merger Agreement as a result of failure to obtain the Shareholder Approval at the Special Meeting or any postponement or adjournment thereof, Benthos will pay Teledyne up to $300,000 for reasonable documented out-of-pocket fees and expenses incurred by Teledyne or Purchaser in connection with the Merger Agreement and the transaction contemplated thereby.

The expenses paid by Benthos pursuant to the above paragraph will be deducted from the Termination Fee imposed due to a Takeover Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Benthos common stock as of December     , 2005, by: (i) each person who is known by the Company to beneficially own more than 5% of the outstanding common stock; (ii) each of the Company’s directors; (iii) the Company’s Chief Executive Officer and each of the Company’s other four most highly compensated executive officers; and (iv) all directors and executive officers of the Company as a group.

In accordance with the rules of the Securities and Exchange Commission, shares which an individual has the right to acquire pursuant to stock options which are exercisable within sixty days are considered to be beneficially owned and, for purposes of calculating the percentage ownership of stock for an individual who holds exercisable stock options, such shares are also considered to be outstanding. For purposes of this table, it is assumed that the vesting of all options accelerates within sixty days in accordance with the terms of the Merger Agreement. Reference should be made to the footnotes below for further information as to each individual listed.

Name and Address(1)	Shares Beneficially Owned		% of Outstanding Common Stock
Samuel O. Raymond	73,057	(2)	3.47%
Glazer Capital, LLC	109,994	(3)	5.22%
Loeb Partners Corporation	123,040	(3)	5.84%
Stephen D. Fantone	88,750	(4)	4.11%
Ronald L. Marsiglio	113,000	(5)	5.10%
A. Theodore Mollegen, Jr.	22,000	(6)	1.03%
Gary K. Willis	40,500	(7)	1.90%
Arthur L. Fatum	39,000	(8)	1.83%
Francis E. Dunne, Jr.	43,808	(9)	2.04%
James R. Kearbey	18,525	(10)	0.87%
Richard B. Martin	4,500	(11)	0.21%
Francois Leroy	14,500	(12)	0.68%
All directors and officers as a group (ten persons)	457,640	(13)	19.00%

(1)	Except as set forth below, the address of each of the individuals set forth in the table is c/o Benthos, Inc., 49 Edgerton Drive, North Falmouth, Massachusetts 02556-2826. The address of Glazer Capital, LLC is 237 Park Avenue, Suite 900, New York, New York 10017. The address of Loeb Partners Corporation is 61 Broadway, New York, New York 10006.
(2)	Includes 1,109 shares owned by Mr. Raymond’s wife and 27,738 shares owned by Mr. Raymond’s children, as to which shares Mr. Raymond disclaims beneficial ownership.
(3)	Based solely upon the report on Schedule 13G filed with the Securities and Exchange Commission by Glazer Capital, LLC on or about December 8, 2005 and the report on Schedule 13D filed by Loeb Partners Corporation on or about December 15, 2005.
(4)	Includes 53,000 shares which Dr. Fantone has the right to acquire through the exercise of stock options.
(5)	Includes 108,000 shares which Mr. Marsiglio has the right to acquire through the exercise of stock options.
(6)	Includes 20,000 shares which Mr. Mollegen has the right to acquire through the exercise of stock options.
(7)	Includes 25,500 shares which Mr. Willis has the right to acquire through the exercise of stock options.
(8)	Includes 20,000 shares which Mr. Fatum has the right to acquire through the exercise of stock options.
(9)	Includes 39,000 shares which Mr. Dunne has the right to acquire through the exercise of stock options.
(10)	Consists of 17,851 shares which Mr. Kearbey has the right to acquire through the exercise of stock options.
(11)	Consists of 4,500 shares which Mr. Martin has the right to acquire through the exercise of a stock options.
(12)	Consists of 14,500 shares which Mr. Leroy has the right to acquire through the exercise of stock options.
(13)	Includes an aggregate of 302,351 shares that the directors and officers have the right to acquire through the exercise of stock options.

MARKET FOR COMMON STOCK; DIVIDEND POLICY

Benthos common stock is traded on the Nasdaq Capital Market under the ticker symbol “BTHS.” This table shows, for the periods indicated, the high and low closing price per share for Benthos common stock as reported by the Nasdaq Capital Market.

Benthos Common Stock	High		Low
Fiscal Year ending September 30, 2006
First Quarter (through 12/ /05)	$		$11.97
Fiscal Year ended September 30, 2005
First Quarter (quarter ended 12/31/04)		17.30	12.25
Second Quarter (quarter ended 3/31/05)		18.95	13.65
Third Quarter (quarter ended 6/30/05)		16.61	10.80
Fourth Quarter (quarter ended 9/30/05)		13.54	10.63
Fiscal Year ended September 30, 2004
First Quarter (quarter ended 12/31/03)		6.08	4.25
Second Quarter (quarter ended 3/31/04)		8.46	4.70
Third Quarter (quarter ended 6/30/04)		15.95	6.16
Fourth Quarter (quarter ended 9/30/04)		14.17	6.08

The high and low trading price per share for Benthos common stock as reported by the Nasdaq Capital Market on December     , 2005, the last trading day prior to the filing of this Proxy Statement, were $             and $            , respectively.

On December     , 2005, Benthos common stock was held of record by                      shareholders.

Benthos has never declared or paid any cash dividends on its common stock and presently intends to retain future earnings, if any, for its business.

OTHER MATTERS

As of this time, the Benthos board of directors knows of no other matters to be brought before the Special Meeting. However, if other matters properly come before the Special Meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

Adjournments

The Special Meeting may be adjourned without notice, by an announcement made at the Special Meeting or by approval of the holders of a majority of the shares of Benthos common stock present, in person or by proxy, who are entitled to vote at the Special Meeting. Benthos is soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of approval of the Merger Agreement. Benthos’s board of directors recommends that you vote FOR the proposal to grant the authority to vote your shares to adjourn the meeting.

Shareholder Proposals

Benthos’s 2005 Annual Meeting of Shareholders was held on March 7, 2005. The 2006 Annual Meeting of Shareholders will only be held if the Merger is not completed. Shareholders who, in accordance with the SEC’s Rule 14a-8, wished to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2006 Annual Meeting of Shareholders must have submitted their proposals to our Secretary on or before January 7, 2006, except that if the date of the 2006 Annual Meeting of Shareholders is eventually held more than 30 calendar days before or after March 7, 2006, Benthos must receive such proposal within a reasonable time before the Benthos board of directors makes its proxy solicitation.

Under federal proxy rules, if a shareholder wishes to present such a proposal, but fails to notify Benthos 45 days before Benthos mails its proxy materials for the 2006 annual meeting, the proxies solicited for the annual meeting will include discretionary authority to vote on the shareholder’s proposal in the event it is properly brought before the meeting.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by Benthos. In addition to soliciting stockholders by mail, certain of Benthos’s directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Benthos will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be asked to forward proxy-soliciting material to the owners of stock held in their names, and Benthos will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Benthos has retained an independent proxy solicitation firm, Georgeson Shareholder, a division of Computershare Limited (“Georgeson”), to assist in soliciting proxies. Benthos has agreed to pay Georgeson fees for proxy solicitation services in the amount of $6,500 in fixed fees plus additional fees based on the number of soliciting calls made to Benthos shareholders, plus its expenses incurred in performing such services.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

Benthos files annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Benthos and will be made available for inspection and copying at Benthos’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing. The shareholders may read and copy any document that Benthos files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Benthos’s SEC filings made electronically through the SEC’s EDGAR system are also available to the public at the SEC’s web site located at http://www.sec.gov.

A list of shareholders will be available for inspection by shareholders of record at Benthos’s executive offices, 49 Edgerton Drive, North Falmouth, Massachusetts 02556 during regular business hours beginning two business days after notice of the Special Meeting is given and continuing to the date of the Special Meeting or any adjournment thereof. The opinion of FBW that, as of November 1, 2005, the consideration to be received by holders of shares of Benthos common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, a copy of which is attached to this Proxy Statement as Annex C, will also be available for inspection and copying at the same address, upon written request by, and at the expense of, the interested shareholder.

All information contained in this Proxy Statement relating to Benthos has been supplied by Benthos and all information contained herein relating to Teledyne and Purchaser has been supplied by Teledyne.

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date. Neither the mailing of this Proxy Statement to shareholders nor the issuance of cash in the Merger creates any implication to the contrary.

By Order of the Board of Directors

John T. Lynch,
Secretary

December     , 2005

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

TELEDYNE TECHNOLOGIES INCORPORATED

BOAT MERGER SUB INC.

and

BENTHOS, INC.

November 1, 2005

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Benthos, Teledyne or Purchaser. Such information can be found elsewhere in this Proxy Statement and in the public filings Benthos and Teledyne make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger Agreement contains representations and warranties which Benthos, Teledyne or Purchaser have made to each other. Certain assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Benthos, Teledyne or Purchaser have exchanged in connection with signing the Merger Agreement. While Benthos, Teledyne or Purchaser do not believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. In the event that any specific material facts should arise that contradict the representations and warranties contained in the Merger Agreement, Benthos will undertake to provide corrective disclosure to its shareholders.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 1, 2005, is by and among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation (“Parent”), BOAT MERGER SUB INC., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and BENTHOS, INC., a Massachusetts corporation (the “Company”).

WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub, and the Board of Directors of the Company have each adopted this Agreement and have approved and determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger, upon and subject to the terms and conditions set forth in this Agreement, pursuant to which the shares of common stock, $0.06 2/3 par value, of the Company (the “Shares” or the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than shares described in Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.3(b)), will be converted into the right to receive $17.50 per Share in cash (the “Merger Consideration”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, and covenants, and to enter into certain agreements, in connection with the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub have entered into a Shareholders’ Agreement, dated the date hereof, the form of which is attached as Exhibit A hereto (the “Shareholders’ Agreement”), with the shareholders of the Company named therein (the “Shareholders”), pursuant to which each Shareholder has, among other things, agreed to vote certain Shares beneficially owned by the Shareholder in favor of the Merger and this Agreement and against any Takeover Proposal (as defined in Section 5.2(f)), in each case subject to and on the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and the provisions of the Massachusetts Business Corporation Act, as amended (the “MBCA”), at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which:

(a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease;

(b) the Company shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) under the name “Teledyne Benthos, Inc.” and shall continue to be governed by the laws of the Commonwealth of Massachusetts; and

(c) the separate corporate existence of the Company, with all its rights, privileges, immunities, powers, and franchises, shall continue unaffected by the Merger.

From and after the Effective Time, (x) the amended and restated articles of organization of the Company (the “Company Charter”), as in effect immediately prior to the Effective Time or as they may be amended by the Articles of Merger (as defined in Section 1.2), shall be the articles of organization of the Surviving Corporation until thereafter amended as provided by law and the Company Charter and (y) the amended and restated by-laws of Merger Sub (the “Merger Sub By-laws”), as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by the articles of organization of the Surviving Corporation, and by the by-laws of the Surviving Corporation. The Merger shall have the effects set forth in Section 11.07 of the MBCA.

Section 1.2 Effective Time. Parent, Merger Sub, and the Company shall cause appropriate articles of merger meeting the requirements of Section 11.02(c) of the MBCA (the “Articles of Merger”) to be executed and filed on the Closing Date (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the Commonwealth of Massachusetts (the “Secretary of State”) as provided in the MBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State pursuant to Section 1.23(a)(2) of the MBCA or such later time as shall be agreed upon by the parties hereto and set forth in the Articles of Merger in accordance with the MBCA (such time of effectiveness, the “Effective Time”).

Section 1.3 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Boston local time, on a date to be specified by the parties hereto which shall be as soon as practicable, but in no event later than the fourth business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the “Closing Date”), at or directed from the offices of Davis, Malm & D’Agostine, P.C., One Boston Place, Boston Massachusetts 02108, unless another date or place is agreed to in writing by the parties hereto.

Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Merger Sub and those individuals designated by Parent on or prior to the Closing Date shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s articles of incorporation and by-laws.

Section 1.5 Shareholders’ Meeting; Proxy Statement.

(a) Subject to the Company’s rights under Section 7.1(c)(ii), the Company, acting through its Board of Directors, shall, in accordance with applicable law:

(i) duly call, give notice of, convene, and hold a special meeting of its shareholders for the purpose of considering and taking action upon this Agreement (the “Special Meeting”) as soon as practicable following the date hereof;

(ii) use best efforts to prepare and file with the United States Securities and Exchange Commission (the “SEC”), within ten (10) business days after the date hereof, a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to such preliminary proxy statement and, as soon as practicable thereafter, to cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its shareholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its shareholders as soon as practicable (including by retaining an outside proxy solicitation firm at its own cost and expense); and

(iii) include in the Proxy Statement (A) the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the approval of this Agreement, unless such recommendation has been withdrawn, or unless such recommendation has been modified or amended, in each case in accordance with Section 5.2, and (B) the opinion of Ferris, Baker Watts Incorporated (the “Financial Advisor”) described in Section 3.21 (if the Financial Advisor authorizes such inclusion, which authorization the Company will request).

(b) Parent shall provide the Company with the information concerning Parent and Merger Sub required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares (if any) then owned by it, Merger Sub, or any of its other Subsidiaries (as defined in Section 3.1(c)) or Affiliates (as defined in Section 8.10) in favor of the approval of the Merger and the approval of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company Common Stock or of the common shares, $0.06 2/3 par value, of Merger Sub (the “Merger Sub Common Stock”):

(a) Merger Sub Common Stock. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of the common stock, $0.06 2/3 par value, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares. Each issued and outstanding share of Company Common Stock, other than Shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares, shall be converted into the right to receive the Merger Consideration in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”) reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) and to which holders of Company Stock Options (as defined in Section 2.4) shall become entitled pursuant to Section 2.4. When and as needed, Parent shall deposit with the Paying Agent such funds in trust for the benefit of holders of shares of Company Common Stock for exchange in accordance with Section 2.1, and for the benefit of holders of Company Stock Options in accordance with Section 2.4, for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, but in no event more than ten (10) days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration:

(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify); and

(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.

Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed by the holder of such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to Section 2.2(d) and Section 2.2(e)) multiplied by the number of shares of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to an individual, corporation, limited liability company, or other entity (a “Person”) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate held by a holder whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Consideration in the proper amount of cash as provided in this Article II.

(d) Return of Funds; No Liability. At any time following 270 calendar days after the Effective Time, each of Parent and the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates or holders of Company Stock Options described in Section 2.4, and thereafter such holders of Certificates or Company Stock Options shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such holder holds, or the Option Termination Consideration (as defined in Section 2.4(a)) with respect to payments to a holder of a Company Stock Option to be made under Section 2.4, all as determined pursuant to this Agreement (and, in the case of Option Termination Consideration, pursuant to the terms of the applicable Company Option Plan (as defined in Section 2.4)), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration, or to any holder of a Company Stock Option for Option Termination Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

(e) Withholding Taxes. Parent, the Surviving Corporation, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger, or to a holder of a Company Stock Option pursuant to Section 2.4, such amounts as Parent, the Surviving Corporation, or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.16) or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Surviving Corporation, or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or the Company Stock Options, as applicable, in respect of which the deduction and withholding was made.

Section 2.3 Dissenters’ Rights.

(a) In accordance with Sections 13.01 through 13.31 of the MBCA (the “MBCA Dissenters’ Rights Provisions”), dissenters’ rights may be available to holders of shares of Company Common Stock in connection with the Merger.

(b) Notwithstanding anything to the contrary herein, any shares of Company Common Stock held of record by Persons who, prior to the Special Meeting, have objected to the Merger and complied with all applicable provisions of the MBCA Dissenters’ Rights Provisions necessary to perfect and maintain their dissenter’s rights thereunder (any such shares of Company Common Stock, “Dissenting Shares”) shall not be converted as of the Effective Time into a right to receive the Merger Consideration, but instead shall entitle the holder of such shares of Company Common Stock to such rights as may be available under the MBCA Dissenters’ Rights Provisions; provided, however, that if after the Effective Time such holder fails to perfect or withdraws or otherwise loses its rights under the MBCA Dissenters’ Rights Provisions, the shares of Company Common Stock owned by such holder immediately prior to the Effective Time shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

(c) Prior to the Effective Time, the Company shall give Parent prompt notice of its receipt of each notification from a shareholder of the Company stating such shareholder’s intent to demand payment for his or her shares if the Merger is effectuated, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, any such demands. After the Effective Time, Parent shall pay, or shall cause the Surviving Corporation to pay, any amounts that may become payable in respect of Dissenting Shares under the MBCA Dissenters’ Rights Provisions.

Section 2.4 Company Stock Options.

(a) Conversion of Company Stock Options. As of the Effective Time, each unexercised and unexpired option, whether or not vested, to purchase shares of Company Common Stock granted under any of the Company’s 1990 Employee Stock Option Plan, the Company’s 2000 Employee Stock Option Plan and/or the Company’s 1998 Director Stock Option Plan (collectively, the plans shall be referred to as the “Company Option Plans” and the stock options granted under the Company Option Plans shall be referred to as “Company Stock Options”), if any, by virtue of the Merger, shall be converted into and shall entitle the holder thereof to a right to receive, in consideration of the termination of such Company Stock Options, for each option to purchase a share of Company Common Stock an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option, subject to Section 2.2(d) and (e) hereof (the “Option Termination Consideration”). The Company Option Plans shall terminate as of the Effective Time.

(b) Exchange Procedures. Subject to the applicable terms of the Company Option Plans, as promptly as practicable after the Effective Time, but in no event more than ten (10) days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Company Stock Option:

(i) a letter of transmittal (which (x) shall specify that such Company Stock Option has been terminated, effective as of the Effective Date, in consideration of the Surviving Corporation’s obligation to make the cash payments and (y) shall contain a representation by the applicable holder that he or she is the sole record and beneficial owner of all right, title, and interest in and to such Company Stock Option); and

(ii) instructions for claiming the Option Termination Consideration.

Upon delivery of such letter of transmittal, duly executed by the holder of such Company Stock Option, the holder of such Company Stock Option shall be entitled to receive in exchange therefore the Option Termination Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Corporate Organization.

(a) Each of the Company and each of its Subsidiaries (other than Leumas and Evets) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Leumas, LLC (“Leumas”) and Evets, LLC (“Evets”) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 3.1(b)) on the Company (a “Company Material Adverse Effect”). The copies of the Company Charter attached in Section 3.1(a) of the Company’s disclosure schedule delivered to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) and the Company By-laws as most recently filed with the Company’s SEC Documents (as defined in Section 3.5(a)), are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) As used in this Agreement, the term “Material Adverse Effect” means any state of facts, change, development, effect, event, occurrence, or condition that is materially adverse to (i) the business, results of operations, properties, assets, liabilities, or financial condition of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, as applicable, or (ii) a party’s or parties’ ability to consummate the transactions contemplated hereby within the timeframes contemplated by this Agreement. For purposes of analyzing whether any state of facts, change, development, effect, event, occurrence, or condition has resulted in a Company Material Adverse Effect, neither Parent nor Merger Sub will be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its Subsidiaries unless it is disclosed in the Company’s SEC Documents or the Company Disclosure Schedule.

(c) As used in this Agreement, the word “Subsidiary,” (i) when used with respect to any party hereto, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (y) the power to direct the affairs of such corporation, partnership, limited liability company, or other organization, is directly or indirectly beneficially owned or controlled by such party hereto or by any one or more of its subsidiaries, or by such party hereto and one or more of its subsidiaries, and (ii) in addition, when used with respect to the Company, Leumas and Evets.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 7,500,000 shares of Company Common Stock, $0.06 2/3 par value. At the date hereof, there are:

(i) 2,105,871 shares of Company Common Stock issued and outstanding (plus an additional 269,645 treasury shares),

(ii) 39,351 shares of Company Common Stock issuable in respect of 1990 Employee Plan Options (all of which as of the Effective Time will be fully vested in favor of their holders),

(iii) 199,275 shares of Company Common Stock issuable in respect of 2000 Employee Plan Options (all of which as of the Effective Time will be fully vested in favor of their holders), and

(iv) 118,500 shares of Company Common Stock issuable in respect of 1998 Director Plan Options (all of which as of the Effective Time will be fully vested in favor of their holders).

All of the issued and outstanding shares of Company Common Stock have been (and any shares of Company Common Stock issuable upon the exercise of 1990 Employee Plan Options, upon exercise of the 2000 Employee Plan Options, or upon the exercise of 1998 Director Plan Options will be) duly authorized and validly issued and are (or will be) fully paid, nonassessable, and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding options granted under the Company Option Plans, including the expiration date of each such option, the exercise price for shares of Company Common Stock represented by each such option, the number of shares of Company Common Stock for which each such option is exercisable, and the number of holders of such options. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date hereof, there are not and, as of the Effective Time there will not be, any shares of Company Common Stock or other capital stock issued and outstanding or any subscriptions, options, warrants, calls, stock appreciation rights, phantom stock units, commitments, or agreements of any character providing for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any Company Common Stock.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or its ownership units in the case of a limited liability company of each of its Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares and ownership units are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. None of the Company’s Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security or interest of such Subsidiary.

(c) Disclosed in Section 3.2(c) of the Company Disclosure Schedule is a true and complete list of all 1990 Employee Plan Options, 2000 Employee Plan Options and 1998 Director Plan Options outstanding as of the date hereof, the exercise price therefor, and the holder thereof.

(d) The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the date of this Agreement.

(e) As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any shares of capital stock or other equity security or interest of any Subsidiary or of the Company.

(f) The Company Common Stock is quoted on The Nasdaq Capital Market (“Nasdaq”). No other securities of Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of at least a two-thirds majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”) prior to the consummation of the Merger in accordance with the MBCA. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the Company Shareholder Approval as contemplated by Section 1.5 and as required by the MBCA, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b) The Board of Directors of the Company has adopted this Agreement and has approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

Section 3.4 Consents and Approvals; No Violations.

(a) Except for (i) the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (iii) the filing of the Articles of Merger with the Secretary of State pursuant to the MBCA, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company, and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (B) any filings required under the rules and regulations of Nasdaq, no consents or approvals of, or filings, declarations or registrations with, any federal, state, or local court, administrative or regulatory agency or commission, or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”) are necessary for the consummation by the Company of the transactions contemplated hereby or by the Shareholders’ Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, nor the consummation of the transactions contemplated by the Shareholders’ Agreement or compliance with the terms and provisions thereof will:

(i) conflict with or violate any provision of the Company Charter or Company By-laws or any of the similar organizational documents of any of its Subsidiaries or

(ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the authorization hereof by the Company’s shareholders in accordance with the MBCA are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) subject to obtaining the third-party consents set forth in Section 3.4(b) of the Company Disclosure Schedule, violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all required reports, schedules, forms and registration statements with the SEC since September 30, 2001 (collectively, and in each case including all exhibits, schedules, and amendments thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Company with the SEC since September 30, 2001, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof.

(b) The consolidated financial statements of the Company included in the SEC Documents (the “SEC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated otherwise in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as set forth on Section 3.5 (b) of the Company Disclosure Schedules, since September 30, 2001, the Company has not received notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on Company filings which comments have either been satisfied or withdrawn by the SEC.

(c) Since September 30, 2004, neither the Company nor any of its consolidated Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) except (i) as and to the extent set forth on the audited balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2004 (including the notes thereto) included in the SEC Documents, (ii) as incurred after September 30, 2004 in the ordinary course of business and consistent with past practice, (iii) as described in the Company’s quarterly report on Form 10-QSB filed on August 17, 2005 (the “Recent SEC Documents”), or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the Exchange Act) at any time since September 30, 2001.

(d) The Company has not filed any report with the SEC, Nasdaq, or any other securities regulatory authority or any securities exchange or other self regulatory authority that, as of the date of this Agreement, remains confidential.

(e) The principal executive officer of Company and the principal financial officer of Company (and each former principal executive officer or principal financial officer of Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Documents filed since such certifications have been required and such filings are true and correct. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company has implemented and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and Section 404 of the Sarbanes-Oxley Act which (i) are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company’s filings with the SEC and other public disclosure documents; and (ii) ensures that material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Board of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.6 Broker’s Fees. Except for the Financial Advisor’s fee, which is set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions, or finder’s fees in connection with any of the transactions contemplated hereby.

Section 3.7 Absence of Certain Changes or Events. Except as set forth in the Recent SEC Documents or in Section 3.7 of the Company Disclosure Schedule, since September 30, 2004, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. Since September 30, 2004, neither the Company nor any of its Subsidiaries has taken, or failed to take, any action that would have constituted a breach of Section 5.1 had the covenants therein applied since that date.

Section 3.8 Legal Proceedings.

(a) Except as set forth in Section 3.8 of the Company Disclosure Schedule or as disclosed in the Recent SEC Documents, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any action, suit or proceeding, arbitration or investigation, that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, restrict the conduct of the business of the Company or any of its Subsidiaries, or restrict the ability of the Company or any of its Subsidiaries to compete freely with any other Person.

(b) Except as set forth in Section 3.8 of the Company Disclosure Schedule or as disclosed in the Recent SEC Documents, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, could reasonably be expected to have a Company Material Adverse Effect.

(c) There are no actions, suits, investigations, or proceedings pending as of the date of this Agreement against Company or any Subsidiary of Company, or any director, officer or employee of Company or any Subsidiary of Company, alleging any violation of federal or state securities laws, the MBCA, or the rules or regulations of Nasdaq.

Section 3.9 Compliance with Applicable Law.

(a) Except as disclosed in Section 3.9(a) of the Company Disclosure Schedule or in the Recent SEC Documents, the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance could not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in the Recent SEC Documents or in Section 3.9(b) of the Company Disclosure Schedule, (i) the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has received notice of any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries.

Section 3.10 Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the preliminary proxy statement relating to the Merger and this Agreement, in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, at the respective times filed with the SEC or such other Governmental Entity and first published, sent or given to shareholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to holders of the shares of Company Common Stock and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company as to such portions thereof that relate only to Parent, Merger Sub, or any of their Subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.11 Employee Matters.

(a) The Company has delivered or made available to Parent full and complete copies or descriptions of each material employment, severance, bonus, change-in-control, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, forward purchase or sale, derivative contract, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other employee benefit arrangement and any union, guild, or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates (as defined below), for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the “Company Benefit Plans”). Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, each of the Company Benefit Plans is in compliance with all applicable laws including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination, except where such event would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, no condition exists that is reasonably likely to subject the Company or any of its Subsidiaries to any direct or indirect liability under Title IV of ERISA or Section 4976 of the Code that would reasonably be expected to have a Company Material Adverse Effect and that is not reflected on the balance sheet contained in the Recent SEC Documents or that is reasonably likely to result in any loss of a federal tax deduction under Section 280G of the Code. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no pending or, to the Company’s knowledge, threatened, claims by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto except where such claims would not reasonably be expected to have a Company Material Adverse Effect. “ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 4001(a)(15) of ERISA.

(b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (other than as set forth in Section 3.11(b) of the Company Disclosure Schedule) or

other contract or understanding with a labor union or labor organization. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending, (ii) to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such employees.

(c) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Company Benefit Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code.

(d) There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Benefit Plans, and there has been no other event, or more than one other event, with respect to any Company Benefit Plan that could result in any liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA which could have a Material Adverse Effect on Company.

(e) Each Company Benefit Plan has been maintained and administered in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Benefit Plan or to the Company or any Subsidiary as a sponsor, a plan administrator or a fiduciary of such Company Benefit Plan. If a former Company Benefit Plan has been terminated by or all or any part of the liabilities of the Company or any Subsidiary for any current or former Company Benefit Plan has been transferred to another employer, such termination or transfer was properly effected and neither Company nor any of its Subsidiaries has any further liability with respect to such termination or transfer.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the requisite corporate or stockholder approval of, nor the consummation of, the transactions contemplated by this Agreement will (either alone or together with any other event, including any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan.

(g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director, or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

(h) All contributions and other payment due from the Company or any Subsidiary with respect to each Company Benefit Plan have been made or paid in full, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Benefit Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan.

(i) There are no pending or, to the knowledge of the Company or a Subsidiary, threatened claims with respect to a Company Benefit Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company or a Subsidiary, has been proposed with respect to any Company Benefit Plan.

(j) Vesting for the 1990 Employee Plan Options, the 2000 Employee Plan Options and the 1998 Director Plan Options, including accelerated vesting which will occur at the Effective Time has been effected in accordance with the terms of the plans and with the rules of Nasdaq, and the interests in or shares available for issuance under each such Company stock option plan are properly registered pursuant to the Securities Act on a Form S-8.

(k) The Company’s Employee Stock Ownership Plan has been terminated in accordance with applicable law and without penalty or outstanding monetary obligation to the Company.

Section 3.12 Company Products.

(a) None of the products manufactured or sold by the Company or any of its Subsidiaries contains or incorporates asbestos, asbestos-containing materials, or presumed asbestos-containing materials.

(b) None of the products manufactured or sold by the Company or any of its Subsidiaries is subject to any guarantee, warranty, or other indemnity of or by the Company or any of its Subsidiaries beyond the applicable terms and conditions of sale and any additional written warranty provided by the Company and included with such product and any warranty imposed by law.

Section 3.13 Environmental Matters.

(a) Except as set forth in Section 3.13 of the Company Disclosure Schedule or in the Recent SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, required environmental remediation activities or, to the knowledge of the Company, governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supranational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”), pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to have a Company Material Adverse Effect.

(b) During or, to the Knowledge of the Company, prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which (x) would require remediation under Environmental Laws or (y) would reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries is subject to any agreement, judgment, decree, or other order of any kind by or with any court, Governmental Entity, regulatory agency, or third party imposing any material liability or obligations pursuant to or under any Environmental Law.

(d) There has been no material environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that Company has not provided to parent prior to the date of this Agreement.

Section 3.14 Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Chapters 110C, 110D and 110F of the General Laws of Massachusetts or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the shares of Company Common Stock (including shares of Company Common Stock acquired in the Merger), the Merger or any other transaction contemplated by this Agreement or the Shareholders’ Agreement. No anti-takeover provision contained in the Company Charter or the Company By-laws is, or at the Effective Time will be, applicable to the Company, the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

Section 3.15 Properties. Except as disclosed in the Recent SEC Documents, each of the Company and its Subsidiaries (i) has good and indefeasible title to all the properties and assets reflected on the latest audited balance sheet included in the Recent SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except for (1) secured indebtedness as is properly reflected in the latest audited balance sheet included in the Recent SEC Documents, (2) statutory liens securing payments not yet due and (3) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except such secured indebtedness as is properly reflected in the latest audited balance sheet included in the Recent SEC Documents, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Recent SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of the Company, the lessor. The assets of the Company and its Subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted. They are substantially all of the assets with which the Company has conducted its historical business.

Section 3.16 Tax Returns and Tax Payments.

(a) Except as set forth in Section 3.16 of the Company Disclosure Schedule:

(i) the Company and its Subsidiaries have prepared in good faith and have duly and timely filed (or, as to Subsidiaries, the Company has filed on behalf of such Subsidiaries) all material Tax Returns (as defined below) required to be filed by it and all such Tax Returns are complete and accurate in all material respects;

(ii) the Company and its Subsidiaries have paid (or, as to Subsidiaries, the Company has paid on behalf of such Subsidiaries) all material Taxes (as defined below) shown to be due on their Tax Returns or has provided (or, as to Subsidiaries, the Company has made provision on behalf of such Subsidiaries) reserves in its financial statements for any Taxes that have not been paid (excluding any reserve for deferred Taxes established to reflect timing differences), whether or not shown as being due on any Tax Returns;

(iii) neither the Company nor any of its Subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes;

(iv) no claim for unpaid Taxes has been asserted against the Company or any of its Subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or any of its Subsidiaries, as the case may be, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(v) there are no Liens for Taxes upon the assets of the Company or any Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves (excluding any reserve for deferred Taxes established to reflect timing differences) have been taken;

(vi) to the knowledge of the Company no audit of any material Tax Return of the Company or any of its Subsidiaries is being conducted by a Tax authority;

(vii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) as a transferee or successor, by contract or otherwise;

(viii) there are no contracts, agreements or other arrangements which could result in the payment by the Company or by any Subsidiary of an “Excess Parachute Payment” as that term is used in Section 280G of the Code or the payment by the Company or any of its Subsidiaries of compensation which will not be deductible because of Section 162(m) of the Code, in either case, whether because of the transactions contemplated by this Agreement or for any other reason; and

(ix) There are no agreements or arrangements which are reportable transactions as defined by Treasury Regulation Section 1.6011-4.

(b) As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.

(c) As used herein, “Tax Return” shall mean any return, report, or statement required to be filed with any Governmental Entity with respect to Taxes.

(d) As used herein, “Code” shall mean the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Section 3.17 Intellectual Property.

(a) Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(i) the Company and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreement, all of the Intellectual Property Rights (as defined below) that are currently used in the conduct of the Company’s or any of its Subsidiary’s business, free of all Liens,

(ii) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries in connection with their respective businesses as currently conducted, including any of the foregoing that alleges that the operation of any such business infringes, misappropriates, impairs, dilutes or otherwise violates the rights of others, and there are no grounds for the same, and Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights, and

(iii) to the knowledge of Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned or used by Company or any of its Subsidiaries in connection with their respective businesses as currently conducted and neither Company nor any of its Subsidiaries has brought or threatened any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved.

Excluded from the foregoing provisions of this Section 3.17 are matters that, individually or in the aggregate with other such matters not otherwise disclosed in Section 3.17 of the Company Disclosure Schedule, would not reasonably be expected to have a Company Material Adverse Effect.

(b) All of the material intellectual property owned or used by Company or any of its Subsidiaries prior to the Closing Date will be owned or available for use by Company and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as prior to the Closing.

(c) For purposes of this Agreement, “Intellectual Property Rights” means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iii) all United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations and applications therefor.

(d) The Company or its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, each of the following trademarks in connection with its business as currently conducted: Benthos, TapTone, Minirover, Searover, Portweb and C3D.

Section 3.18 Identified Agreements. Other than the contracts or agreements of the Company included as Item 14 exhibits to the Company’s annual report on Form 10-KSB for the fiscal year ended September 30, 2004, and other than contracts or agreements between the Company and its Subsidiaries or between Subsidiaries of the Company, Section 3.18 of the Company Disclosure Schedule lists each of the contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date hereof, which are (a) material contracts or agreements between the Company and any of its Affiliates, (b) contracts or arrangements between the Company and its Subsidiaries, on the one hand, and executive officers or directors of the Company or their Affiliates and associates (as defined in the Exchange Act), on the other hand, or (c) shareholder, voting trust, or similar contracts or agreements relating to the voting of Company Common Stock or other equity interests of the Company or any of its Subsidiaries. Neither the Company, nor to the Company’s Knowledge, any other party, is in breach of any of the agreements filed as a material contract to the SEC Documents.

Section 3.19 Investment Company. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.20 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (A) unanimously adopted this Agreement (including all terms and conditions set forth herein) and approved the transactions contemplated hereby, including the Merger, (B) determined that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company’s shareholders, and (C) resolved to recommend that the Company’s shareholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

Section 3.21 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company’s Board of Directors its opinion (in writing or to be confirmed in writing) to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, $17.50 per Share in cash to be received by the holders of the Shares pursuant to the Merger is fair to such holders from a financial point of view.

Section 3.22 Insurance.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of and/or providing insurance coverage to the Company and its Subsidiaries and their respective business, properties and assets (and each of the directors, officers, salespersons, agents or employees of the Company or any of its Subsidiaries for which the Company or such Subsidiary is a beneficiary or pays the premium) and the following information for each such policy: (i) type(s) of insurance coverage provided; (ii) name of insurer; (iii) effective date; (iv) policy number; (v) per occurrence and annual aggregate deductibles or self-

insured retention; (vi) per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted; and (vii) annual premium.

(b) Section 3.22(b) of the Company Disclosure Schedule sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company and its Subsidiaries.

Section 3.23 Personnel. Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (a) the names and current base salaries or other compensation of all directors and elected and appointed officers of each of the Company and its Subsidiaries, and (b) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such individual and the immediate family relationships, if any, among such individuals.

Section 3.24 Potential Conflicts of Interest. Except as set forth in the Recent SEC Documents or in Section 3.24 of the Company Disclosure Schedule, since September 30, 2004, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and their respective Affiliates, including without limitation their directors and officers, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses of the members of the Company’s board of directors). As of the date hereof, only the directors of the Company identified in Section 3.24 of the Company Disclosure Schedule are not “independent” directors under the rules of Nasdaq. No officer or director of the Company or any Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

Section 3.25 Certain Business Practices. Neither the Company nor any of its Subsidiaries, and no director or executive officer, and, to the knowledge of the Company, no agent or employee of the Company or any Subsidiary of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees (including employees of any company controlled by a foreign government or an instrumentality of a foreign government) or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

Section 3.26 Government Contracts.

(a) Schedule 3.26 of the Company Disclosure Schedules identifies each current Government Contract and open Bid. With respect to each Government Contract or any Bid (i) to the Knowledge of the Company, the Company has complied with all material terms and conditions and all requirements of law applicable thereto, (ii) no written notice has been received alleging that the Company is in breach or violation of any requirement of law applicable thereto, (iii) no written notice of termination, cure notice or show-cause notice has been received by the Company with respect thereto, or (iv) to the Knowledge of the Company, no notice of breach, violation or termination, cure notice or show-cause notice has been threatened with respect thereto.

(b) The Company is not (and for the last four (4) fiscal years has not been) (i) to the Knowledge of the Company, under administrative, civil or criminal investigation, indictment or information by the U.S. Government with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or any Bid, or (ii) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for government contracting. Within the past three (3) years, the Company has not made and no circumstances exist to Company’s Knowledge which would warrant a voluntary disclosure under the United States Department of Defense voluntary disclosure program or under any voluntary disclosure program of another Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or any Bid.

(c) To the Knowledge of the Company, there are no circumstances that would warrant the United States Department of Defense or any other Governmental Entity suspension or disbarment proceedings or the finding of nonresponsibility or ineligibility or any other damage or penalty assessment or recoupment of payment. To the Knowledge of the Company, neither the U.S. Government nor any prime contractor, subcontractor or vendor is asserting in writing any claim or initiating any dispute proceeding against the Company relating to any Government Contract or any Bid, nor is the Company asserting any claim or initiating any dispute proceeding directing or indirectly against any such party concerning any such Government Contract or Bid.

(d) Schedule 3.26 of the Company Disclosure Schedule identifies any government owned property located at the Company’s or its Subsidiaries’ facilities.

(e) As used herein the term “Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the Business between the Company or any Subsidiary and (i) any Governmental Entity, (ii) any prime contractor to a Governmental Entity; or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

(f) As used herein the term “Bid” means any outstanding quotation, bid or proposal by the Company or any Subsidiary which, if accepted or awarded, would lead to a Contract with a Governmental Entity or a prime contractor or subcontractor to a Governmental Entity, for the design, manufacture or sale of products or the provision of services by the Company or such Subsidiary

Section 3.27 Export Licenses and Compliance. The Company and each Subsidiary has complied in all material respects with U.S. export control laws. Except as set forth in Section 3.27 of the Company Disclosure Schedule, no product, technical data or service provided, made, sold or distributed by the Company or its Subsidiaries now or during the last five (5) years that is exported, re-exported or transshipped outside of the United States of America required a license or authorization for export, re-export or transshipment from the U.S. Government. Except as set forth in Section 3.27 of the Company Disclosure Schedule, no product, technical data or service provided, made, sold or distributed by the Company now or during the last five (5) years that is exported, re-exported or transshipped from a country other than the United States of America required a license for export, re-export or transshipment from any Government Entity of such country. Except as set forth in Section 3.27 of the Company Disclosure Schedule, no product, technical data or service provided, made, sold, distributed or owned by the Company now or during the last five (5) years has been disclosed, disseminated or released to a foreign national in the United States that could be deemed exported from the United States of America, required a license for deemed export from the United States of America. Section 3.27 of the Company Disclosure Schedule lists all export, re-export or transshipment licenses, pending license applications, authorizations and manufacturing license or technical assistance agreements. There have been no voluntary disclosures to or to the Company’s Knowledge investigations or administrative enforcement actions, pending or in process, by the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of Treasury (including the Directorate of Defense Trade Controls, the Bureau of Industry and Security and the Office of Foreign Assets Control) or by any other Government Entity with respect to exports or imports. The Company and the Subsidiaries have complied with all applicable registration, record-keeping, notification, submission, and reporting requirements under the laws, including but not limited to the record-keeping requirements under 22 CFR Parts 122 and 124. The Company and the Subsidiaries have not participated directly or indirectly in any transactions that involve any commodity, technical data, products or services, with a person or entity denied U.S. export privileges or otherwise specially designated or debarred by the U.S. government.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Commonwealth of Massachusetts, respectively, and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by their respective Boards of Directors and by Parent as the sole shareholder of Merger Sub and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or (b) general principles of equity.

Section 4.3 Consents and Approvals; No Violation.

(a) Except for (i) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (ii) the filing of the Articles of Merger with the Secretary of State pursuant to the MBCA, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”).

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or any of the similar organizational documents of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub, or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Broker’s Fees. Neither Parent nor Merger Sub nor any of their respective officers or directors on behalf of Parent or Merger Sub has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the shareholders of the Company.

Section 4.5 Merger Sub’s Operation and Capitalization. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which shares have been validly issued, are fully paid and nonassessable, and are owned by Parent free and clear of any Liens.

Section 4.6 Parent or Merger Sub Information. The information relating to Parent and its Subsidiaries to be provided by Parent to be contained in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.7 Litigation. There are no claims, suits, actions or proceedings pending or, to Parent or Merger Sub’s knowledge, threatened in writing, nor are there, to the knowledge of Parent and Merger, any investigations or reviews pending or threatened in writing against, relating to or affecting Parent or Merger Sub or any of their respective Subsidiaries that (i) seek to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby or (ii) would reasonably be expected to affect adversely the ability of Parent or Merger Sub to fulfill its obligations hereunder.

Section 4.8 Financing.

(a) Parent and Merger Sub have, as of the date of this Agreement, in a combination of cash on hand and access financing from third party lenders in an aggregate amount sufficient to pay the Merger Consideration for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent’s and Merger Sub’s obligations under this Agreement, and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

(b) Parent and Merger Sub will have at the Effective Time sufficient funds in immediately available U.S. dollars to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent’s and Merger Sub’s obligations under this Agreement, and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

Section 4.9 Stock Ownership. As of the date hereof, neither Parent nor Merger Sub nor any of their respective Subsidiaries beneficially own any shares of Company Common Stock.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Businesses Prior to the Effective Time. Except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation (including the rules of any applicable securities exchange), during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement and (ii) the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its Subsidiaries to, in all material respects, conduct its business in the usual, regular, and ordinary course consistent with past practice; use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees; at its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty; and comply in all material respects with all applicable laws and regulations of Governmental Entities. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation (including the rules of any applicable securities exchange), during the period from the date of this Agreement to the earlier of (x) the termination of this Agreement and (y) the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent in each instance:

(a) adopt or propose any change to the Company Charter or the Company By-laws;

(b) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

(c) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries (including Company Stock Options), or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock of the Company or any of its Subsidiaries outstanding on the date hereof, other than the issuance of Company Common Stock pursuant to the exercise of Company Stock Options, in each case which are outstanding as of the date of this Agreement; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock of the Company or any of its Subsidiaries; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(d) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $100,000 in the aggregate, and (B) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money on customary commercial terms;

(e) other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (i) individually, with a minimum value in excess of $10,000 to any Person other than a direct or indirect wholly owned Subsidiary or (ii) collectively, with an aggregate minimum value in excess of $40,000 to any Person or Persons other than direct or indirect wholly owned Subsidiaries;

(f) cancel, release or assign any indebtedness owing to it in excess of $100,000 in the aggregate by or to any Person or Persons other than a direct or indirect wholly owned Subsidiary;

(g) acquire assets outside of the ordinary course of business from any other Person or Persons other than a direct or indirect wholly owned Subsidiary with an aggregate value or purchase price in excess of $20,000;

(h) make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

(i) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any Company Benefit Plans, for or in respect of, any shareholder, officer, director, other employee, agent, consultant, or Affiliate other than (i) as required pursuant to the terms of this Agreement, and (ii) as required pursuant to the terms of an existing Company Benefit Plan;

(j) waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; provided, however, that this clause (j) shall not prohibit the Company from consenting to a request from one or more of the parties thereto that it be permitted to make a Superior Proposal (as defined in Section 5.2(f)) or a proposal that may reasonably be expected to lead to a Superior Proposal;

(k) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by law or except as the Company, based on the advice of its independent auditors and after consultation with Parent, determines in good faith is advisable to conform to best accounting practices;

(l) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount in excess of $20,000 or which would be reasonably likely to have a Company Material Adverse Effect;

(m) except as required by law, make any material Tax election or take any position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(n) terminate, cancel, amend or modify any insurance coverage maintained by the Company or any Subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage; or

(o) make any commitment to take any of the actions prohibited by this Section 5.1.

Section 5.2 No Solicitation.

(a) The Company shall immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, or employees or any Affiliate, investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action intended to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that following the receipt of a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, the Company may, in response to such Superior Proposal and subject to compliance with Section 5.2(b) and (c), (A) request information from the Person making such Superior Proposal for the purpose of the Board of Directors of the Company informing itself about the Superior Proposal that has been made and the Person that made it, (B) furnish information with respect to the Company to the Person making such Superior Proposal pursuant to a confidentiality agreement, provided that (1) such confidentiality agreement contains substantially the same terms as (or terms no less favorable to the Company) than those contained in the Confidentiality Agreement dated as of October 26, 2005 between Parent and the Company (as it may be amended, the “Confidentiality Agreement”) and (2) the Company advises Parent of all such nonpublic information delivered to such Person concurrently with its delivery to the requesting Person, and (C) participate in negotiations with such Person regarding such Superior Proposal; provided, further, that the actions described in clauses (B) and (C) of the immediately preceding proviso may be taken only on or before the date the Company Shareholder Approval is obtained. It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer, director, investment banker, attorney, or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b) Except as expressly permitted in this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify, or modify, or propose publicly to withdraw, qualify, or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement, the Merger, and the other transactions contemplated hereby, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a)). Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, the Board of Directors of the Company may, prior to the earlier to occur of (x) the Company Shareholder Approval or (y) the six (6) week anniversary of the date of this Agreement, and subject to compliance with all of the requirements of this Section 5.2(b) and to compliance with Sections 5.2(a), 5.2(c) and 5.2(d) (xx) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other transactions contemplated hereby or (yy) determine to be advisable or recommend a Superior Proposal; provided, however, that any actions described in clause (xx) or (yy) may be taken only if the conditions of Section 5.2(c) are also met.

(c) The Company may take the actions described in Section 5.2(b) (xx) and (yy) only after (i) providing Parent written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal and the Company’s Board of Directors’ undertakes any of the actions described in either Section 5.2(b)(xx) or Section 5.2(b)(yy) with respect to such Superior Proposal, such notice also specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and (ii) the Parent does not provide within five (5) days of receipt of the written notice from the Company of such Superior Proposal an offer that the Company Board determines in good faith, after consultation with its financial advisors, which is at least as favorable from a financial point of view to the Company’s shareholders. In the event Parent’s offer (as described in the preceding sentence) is determined by the Company to be at least as favorable from a financial point of view to the Company’s shareholders, then this Agreement shall be deemed to be amended in accordance with the terms of that offer, Company shall terminate such other discussions, and take any and all necessary actions to consummate the Merger.

(d) In addition to the obligations of the Company set forth in Sections 5.2(a) and 5.2(b), the Company shall promptly advise Parent in writing of (i) any request for confidential information in connection with a Takeover Proposal, (ii) any Takeover Proposal, including a Superior Proposal (iii) the material terms and conditions of such request or such Takeover Proposal, (iv) the identity of the Person making such request or such Takeover Proposal, and (v) any requests made by the Company for information about the Takeover Proposal or the Person that made it, and the Company shall keep Parent promptly advised of all significant developments in respect of such Takeover Proposal.

(e) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

(f) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries, Affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or any of its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means a bona fide written offer from any Person (other than Parent and its Subsidiaries, Affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its Subsidiaries taken as a whole, or 50% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement, which provides for consideration on a per share basis to the shareholders of the Company with a value (it being understood that securities retained by the Company’s shareholders be included for purposes of that determination) that the Board of Directors of the Company determines in good faith (after consultation with independent financial advisors and outside counsel and taking into account all relevant factors, including whether financing for such offer is committed and the likelihood of such offer resulting in a consummated transaction) to be more favorable from a financial point of view to the Company’s shareholders than the Merger Consideration. Any Superior Proposal is a Takeover Proposal.

Section 5.3 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent, Merger Sub, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties hereto, except any publication of any press release or other announcement made in connection with any Superior Proposal or as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party hereto wanting to make such release.

Section 5.4 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any Person, not a party hereto, alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market), as applicable, in connection with the transactions contemplated by this Agreement; or (iii) the occurrence of an event which would be reasonably likely to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (B) cause any condition to the Merger to be unsatisfied at any time prior to the Outside Date (as defined in Section 7.1(b)); provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies of the parties hereto available hereunder.

Section 5.5 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, its facilities to perform environmental assessments, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall, and shall cause its Subsidiaries and Representatives to, hold in confidence all Evaluation Material (as defined in the Confidentiality Agreement) concerning the Company and its Subsidiaries furnished to it in connection with the transactions contemplated by this Agreement, pursuant to this Section 5.5(a) or otherwise, in accordance with the Confidentiality Agreement.

(b) No investigation by any of the parties hereto or their respective representatives shall affect the representations, warranties, covenants or agreements of the others set forth herein.

Section 5.6 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other parties hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order, or approval. In connection with seeking any consent, authorization, order or approval of, or any exemption by, any Governmental Entity related to the Merger and the other transactions contemplated by this Agreement, in no event will any party hereto be obligated to agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of any business of Parent, any of its Subsidiaries, the Company, or any of its Subsidiaries.

(b) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

Section 5.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time until the second anniversary of the Effective Time, Parent shall indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company and its Subsidiaries, in each case to the fullest extent permitted by law, in respect of acts or omissions occurring prior to or after the Effective Time. From and after the Effective Time, Parent shall cause the articles of organization and by-laws of the Surviving Corporation to contain provisions substantially similar in terms to the rights granted in the provisions with respect to indemnification and insurance set forth in the Company Charter and the Company By-laws in effect on the date hereof, which provisions shall not be amended in any manner that would adversely affect the rights thereunder of the Company’s employees, agents, directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable law. Any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth in the Company Charter or the Company By-laws shall be made by independent counsel selected by Parent and reasonably acceptable to such officer or director. Parent shall pay such reasonable counsel’s fees and expenses so long as such officer or director does not challenge any such determination by such independent counsel. With respect to acts or omissions occurring on or prior to the Effective Time, the Company may on or prior to the Effective Time purchase a tail, run-off or similar director’s and officer’s liability insurance coverage policy for a period of six (6) years, with the same or similar coverages as are currently in effect for the Company, at no cost to the beneficiaries thereof; provided that the total premiums to be paid for such policy do not exceed $250,000.

(b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 5.7.

Section 5.8 Employee Benefit Plans.

(a) For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of Parent under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company for service with the Company prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and the other Company Benefit Plans; provided, however, that Parent or the Company may amend, modify or terminate any individual Company Benefit Plan in accordance with its terms and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Benefit Plan to the extent required thereunder).

(b) Prior to the Closing, the Company shall take the necessary action to terminate its 401(k) plan effective as of the Closing Date. Upon request of an employee of the Company and to the extent permitted by the Company’s 401(k) plan and applicable law, Parent shall permit the direct rollover of cash account balances and any notes evidencing an outstanding plan loan or loans to the Parent’s 401(k) plan.

Section 5.9 Bonus Payments. To the extent not paid prior to the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, pay those bonuses to officers and employees of the Company for the 2005 fiscal year in the amounts disclosed to the Parent.

Section 5.10 Special Meeting.

(a) Subject to Section 1.5, the Company will take all action necessary in accordance with applicable law and the Company Charter and the Company By-laws to convene as promptly as reasonably practicable after the date hereof the Special Meeting and shall submit the Merger for approval by the shareholders of the Company at such meeting or any adjournment thereof.

(b) Subject to Section 5.2, the Company, through the Board of Directors of the Company, shall recommend that the shareholders of the Company vote in favor of the approval of the Merger and the approval of this Agreement at the Special Meeting or any adjournment thereof.

Section 5.11 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted and the Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the holders of Company Common Stock.

(b) Statutes and Injunctions; Governmental Consents. No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, or issued or be applicable to the Merger by any Governmental Entity which (i) prohibits, or imposes any material limitations on, Parent’s ownership or operation of its or its Subsidiaries’ businesses or assets, or Parent’s or the Surviving Corporation’s ownership or operation of the Company’s and its Subsidiaries’ businesses and assets, (ii) prohibits, restrains, or makes illegal the consummation of the Merger, or (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the shares of the Surviving Corporation, and no action or proceeding by any Governmental Entity shall be pending which seeks any of the results described in clauses (i), (ii), or (iii); provided that the parties hereto shall use all reasonable efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted or any such action or proceeding to be dismissed; and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

Section 6.2 Condition to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions (which may be waived in whole or in part by Parent):

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in either case, as of the Closing Date as though made on or as of such date.

(b) Covenants. The Company shall have performed or complied with all material obligations, agreements and covenants required by this Agreement to be performed or complied with by it (including without limitation the Company not having entered into any definitive agreement or any agreement in principle with any Person with respect to a Takeover Proposal or similar business combination with the Company in violation of Section 5.2).

(c) Company Option Plans. The Company and its Board of Directors shall take the necessary actions, if any, with respect to the Company Option Plans to effectuate the provisions set forth in Section 2.4 hereof.

(d) Dissenting Shares. The number of Dissenting Shares as to which the holders give timely and proper notice of intention to exercise dissenters’ rights do not exceed 10% percent of the shares of Company Common Stock which are outstanding on the date of this Agreement.

Section 6.3 Condition to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions (which may be waived in whole or in part by the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in either case, as of the Closing Date as though made on or as of such date.

(b) Covenants. Each of Parent and Merger Sub shall have performed or complied with all material obligations, agreements, and covenants required by this Agreement to be performed or complied with by it.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

(a) by the mutual consent of Parent and the Company.

(b) by either of the Company or Parent:

(i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (including each of the Merger and the Shareholders’ Agreement) and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to challenge such order, decree, ruling or other action; or

(ii) if the Effective Time shall not have occurred on or before March 31, 2006 (the “Outside Date”); provided, however, that a party hereto may not terminate this Agreement pursuant to this Section 7.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time; provided, further, that the Outside Date shall be extended day-by-day for each day during which any party hereto shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining, or otherwise prohibiting the consummation of the Merger; and provided, further, however, that the Outside Date shall not be extended past June 30, 2006, as a result of the operation of the immediately preceding proviso;

(c) by the Company:

(i) if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

(ii) if the Company exercises its rights described in clauses (xx) or (yy) of Section 5.2(b); provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with Section 7.3; or

(iii) if the representations and warranties of Parent or Merger Sub set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date, or either Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any material obligation, agreement, or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within thirty (30) business days after the Company gives written notice of such inaccuracy or breach to Parent, except, in the case of the failure of any representation or warranty, for changes specifically permitted by this Agreement, for those representations and warranties that address matters only as of a particular date and are true and correct as of such date, and for such failures as do not individually or in the aggregate have a Parent Material Adverse Effect; or

(d) by Parent:

(i) if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

(ii) if the Board of Directors of the Company or any committee thereof (a) shall have withdrawn, qualified, or modified, or proposed publicly to withdraw, qualify, or modify, in a manner adverse to Parent, its adoption, approval or recommendation of this Agreement, the Merger, or any other transactions contemplated hereby, or (b) shall have approved or recommended, or proposed publicly to approve or recommend, or taken a neutral position with respect to, any Takeover Proposal, (c) shall have resolved to take any of the foregoing actions, or (d) shall have failed to affirm its approval or recommendation of this Agreement and the Merger within five (5) days of a request to do so by Parent; or

(iii) if the representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within thirty (30) business days after Parent gives written notice of such inaccuracy or breach to the Company, except, in the case of the failure of any representation or warranty, for changes specifically permitted by this Agreement, for those representations and warranties that address matters only as of a particular date and are true and correct as of such date, and for such failures as do not individually or in the aggregate have a Company Material Adverse Effect.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 7.2, 7.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11 hereof) shall forthwith become null and void, and there shall be no liability on the part of Parent, or Merger Sub, or the Company, except as provided in Section 7.3; provided, however, that nothing in this Section 7.2 shall relieve any party hereto of any liability resulting from a breach prior to any such termination of any of the representations, warranties, covenants, or agreements set forth in this Agreement.

Section 7.3 Termination Fee; Expenses.

(a) Except as provided in this Section 7.3, all fees and expenses incurred by the parties hereto shall be borne solely by the party hereto that has incurred such fees and expenses. For the sake of clarity, the cost of preparing printing, and mailing the Proxy Statement and the preliminary proxy statement shall be borne by the Company.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(c)(i) or 7.1(d)(i), then the Company shall promptly pay Parent all reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with the Agreement and the transactions contemplated hereby (not exceeding $300,000 in the aggregate).

(c) In the event (i) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated pursuant to Section 7.1(c)(i) or 7.1(d)(i) hereof and such Takeover Proposal or another Takeover Proposal with such Person or any of such Person’s Affiliates is consummated within one year of such termination or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent within one business day of such termination, or in the case of subclause (i) upon such consummation, a termination fee equal to $1,500,000 (the “Termination Fee”), payable by wire transfer of same day funds; provided that in the case of subclause (i), the amount of any monies paid by Company to Parent pursuant to Section 7.3(b) shall be deducted from the Termination Fee. The Company acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. The fee arrangement contemplated hereby shall be paid pursuant to this Section 7.3 regardless of any alleged breach by Parent of its obligations hereunder; provided that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof or as a waiver by Parent or Merger Sub of any breach of this Agreement by the Company or of any rights of Parent or Merger Sub in respect thereof; and provided further, that the Termination Fee, if paid, shall be credited against any damages recovered by Parent or Merger Sub from the Company arising from such breach.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification, or supplement of this Agreement shall be made following the approval of this Agreement by the shareholders unless, to the extent required by this Agreement or by applicable law, approved by the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto and contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of the first sentence of Section 8.1, waive compliance by the other parties hereto with any of the agreements, covenants, or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.3 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants, or agreements in this Agreement or in any schedule, instrument, other than (i) the obligations of Parent and the Surviving Corporation under Sections 5.7, 5.8, 5.9, and 5.11 (ii) Sections 8.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11, or (iii) the obligations of all parties hereto under Section 5.11 or under any other document delivered pursuant to this Agreement, shall survive the Effective Time.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Teledyne Technologies Incorporated

12333 West Olympic Boulevard

Los Angeles, CA 90064

Attention: Melanie S. Cibik

Telephone No.: (310) 893-1605

Telecopier No.: (310) 893-1607

with a copy to:

McGuire Woods, LLP

Dominion Tower, 23rd Floor

625 Liberty Avenue

Pittsburgh, PA 15222

Attention: Scott E. Westwood

Telephone No.: (412) 667-7989

Telecopier No.: (412) 402-4191

(b)	if to the Company, to:

Benthos, Inc.

c/o Optikos Corporation

286 Cardinal Medeiros Avenue

Cambridge, MA 02141

Attention: Steven D. Fantone

Telephone No.: (617) 354-7557

Telecopier No.: (781) 334-2628

with a copy to:

Davis, Malm & D’Agostine, P.C.

One Boston Place

Boston, MA 02108

Attention: John T. Lynch

Telephone No.: (617) 589-3820

Telecopier No.: (617) 305-3120

Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, the parties hereto will confirm facsimile transmission by signing a duplicate original document.

Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement: (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as provided in Section 5.7, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Section 5.7 is intended for the benefit of, and shall be enforceable by, each Indemnified Party (and his or her heirs and representatives).

Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that the Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.10 Headings; Interpretation.

(a) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(b) “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(c) The words “hereby”, “herein”, “hereof, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Company Disclosure Schedules delivered herewith) and not merely to the specific section, paragraph, or clause in which such word appears.

(d) “Knowledge” and “known” mean the actual knowledge after reasonable inquiry of the executive officers of the Company.

(e) “Affiliate” shall have the meaning set forth in Rule 12(b)-2 under the Exchange Act.

(f) References to Articles, sections, subsections, or clauses shall, unless otherwise indicated, be references to the respective Articles, sections, subsections, and clauses of this Agreement.

(g) The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.11 Enforcement; Venue.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court (i) of the Commonwealth of Massachusetts or of the United States District Court located in the Commonwealth of Massachusetts or (ii) of the State of California or of the United States located in the Central District of California. The jurisdiction of the foregoing courts shall be exclusive in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and no party hereto will attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this section in any such action or proceeding by mailing copies thereof by registered United States mail, return receipt requested, to its address as specified in Section 8.4. However, the foregoing shall not limit the right of a party hereto to effect service of process by any other legally available method.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.11.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ ROBERT MEHRABIAN
Name:	Robert Mehrabian
Title:	Chairman, President and Chief Executive Officer

BOAT MERGER SUB INC.

By:	/s/ MELANIE S. CIBIK
Name:	Melanie S. Cibik
Title:	Vice President and Assistant Secretary

BENTHOS, INC.

By:	/s/ STEPHEN D. FANTONE
Name:	Stephen D. Fantone
Title:	Chairman of the Board of Directors

ANNEX B

FORM OF SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (this “Agreement”), dated as of November 1, 2005, is made and entered into among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation (“Parent”), BOAT MERGER SUB, INC., a Massachusetts corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), and the individuals listed under the heading “SHAREHOLDER” on the signature page hereof (each, a “Shareholder” and collectively, the “Shareholders”).

WITNESSETH:

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (“beneficial owner,” “beneficial ownership,” “beneficially,” and related terms, wherever used herein, within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including, without limitation, Rule 13d-3 under the Exchange Act)) of the number of common shares, par value $0.06 2/3 (“Company Common Stock”), of Benthos, Inc. (the “Company”) set forth opposite such Shareholder’s name of Exhibit A hereto (the total number of shares of Company Common Stock beneficially owned by the Shareholders, and any other Company Common Stock or any stock option that either Shareholder now owns or may acquire, as record beneficial holder, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, together with all associated rights and interests, being collectively referred to as the “Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested the Shareholders to agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES

Each Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 1.1 Due Organization and Authorization. Shareholder possesses the requisite power and authority to execute, deliver and perform this Agreement, to appoint or cause to be appointed Merger Sub and Parent (or any nominee thereof) as Shareholder’s Proxy (as defined below), and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity. There is no other beneficial owner of any of the Shares set forth opposite Shareholder’s name on Exhibit A hereto or other beneficiary or holder of any other interest in any of such Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Shareholder of the transactions contemplated hereby.

Section 1.2 No Conflicts; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any law applicable to Shareholder or by which Shareholder or any of Shareholder’s assets are bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder, including, without limitation, the Shares set forth opposite Shareholder’s name on Exhibit A hereto, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder’s assets are bound or affected, except in the case of clause (ii), for such matters as would not prevent or in any way impair Shareholder’s ability to perform Shareholder’s obligations under this Agreement.

(b) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

Section 1.3 Title to Shares. Shareholder is the sole beneficial owner of the Shares set forth opposite Shareholder’s name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement. As of the date hereof, Shareholder does not own beneficially or of record any other shares of Company Common Stock or any option to acquire any such shares other than as identified on Exhibit A hereto.

Section 1.4 Information for Offer Documents and Proxy Statement. None of the information relating to Shareholder and Shareholder’s affiliates provided in writing to the Company by or on behalf of Shareholder or Shareholder’s affiliates specifically for inclusion in the Proxy Statement will, at the times the Proxy Statement is filed with the U.S. Securities and Exchange Commission or is first published, sent or given to shareholders of the Company, or at the time of the special meeting of shareholders to consider the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 1.5 Acknowledgement. Shareholder, on behalf of itself and Shareholder’s affiliates, acknowledges and agrees that neither it nor they shall be paid or shall otherwise be entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

Section 1.6 Acknowledgement of No Claims. Shareholder acknowledges and agrees that it is not aware of any past, present and potential future disputes, claims, controversies, demands, rights, obligations, liabilities, actions, and causes of action of every kind and nature involving or affecting the Shares or the Company, including without limitation (i) any claim or right that Shareholder may assert or exercise in Shareholder’s capacity as a shareholder, director, officer or employee of the Company or in any other capacity and (ii) any claim, right or cause of action based upon a breach of any express, implied, oral or written contract or agreement to which the Shareholder and Company are parties.

ARTICLE II

SHAREHOLDER’S COVENANTS

Each Shareholder hereby covenants to Parent and Merger Sub as follows:

Section 2.1 Voting of Shares. Shareholder hereby agrees that from the date hereof until the termination of the Agreement pursuant to Section 3.1 (the “Term”), at any meeting of the shareholders of the Company however called and in any action by written consent of the shareholders of the Company, in each case before the Effective Time, Shareholder shall vote (or direct the record owner of Shareholder’s Shares to vote) Shareholder’s Shares (i) in favor of the Merger and the Merger Agreement; (ii) if so directed by Parent, against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could reasonably be expected to result in any of the Company’s obligations under the Merger Agreement not being fulfilled, any change in the composition of the board of directors of the Company (except as contemplated by the Merger Agreement), any change in the present capitalization of the Company or any amendment to the Company’s corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated; and (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including, without limitation, documents enabling Parent and Merger Sub or their nominee(s) to vote Shareholder’s Shares directly.

Section 2.2 Proxy. Shareholder hereby revokes all prior proxies or powers of attorney with respect to any and all of Shareholder’s Shares. During the Term, Shareholder hereby constitutes and appoints Parent and Merger Sub, or any nominee designated by Parent and Merger Sub, with full power of substitution and resubstitution at any time during the Term, as Shareholder’s true and lawful attorney and proxy (“Proxy”), for and in its name, place, and stead, in the Proxy’s discretion, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Shareholder as Shareholder’s Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the shareholders of the Company, including, without limitation, the right to sign its name as Shareholder (or to direct the record owner to sign its name as Shareholder) to any consent, certificate, or other document relating to the Company that the law of the Commonwealth of Massachusetts might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM. Shareholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

Section 2.3 Restrictions of Transfer; Proxies and Non-Interference.

(a) Shareholder hereby agrees, until the termination of this Agreement pursuant to Section 3.1 not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Shareholder’s Shares, (ii) grant any proxies, deposit any of Shareholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Shareholder’s Shares, or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impairing, or disabling Shareholder from timely and promptly performing Shareholder’s obligations under this Agreement.

(b) Shareholder hereby agrees, if so requested by Parent, (i) that the Shares held by Shareholder shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy and (ii) that, subject to the terms of Section 2.3(a), such Shareholder shall not sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Shareholder’s Shares without first having the aforementioned legend affixed to the certificates representing such Shares.

Section 2.4 No Solicitation. Shareholder covenants and agrees that, during the Term, it shall not, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any Person (other than from Parent or Merger Sub) relating to any transaction that constitutes a Takeover Proposal. Shareholder further covenants and agrees that, during the Term, it shall not participate in any discussions or negotiations (except with Parent or Merger Sub) regarding, or furnish to any Person (other than Parent or Merger Sub or if required by law or compelled by subpoena or similar legal process) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person (other than Parent and Merger Sub) to make or effect, any transaction that may constitute a Takeover Proposal. Shareholder immediately shall cease and cause to be terminated any existing discussions or negotiations of Shareholder and Shareholder’s agents or other representatives with any Person (other than Parent and Merger Sub) with respect to any of the foregoing. Shareholder shall notify Parent and Merger Sub promptly of any specific proposal or offer made to Shareholder relating to a Takeover Proposal, or any substantive inquiry or contact made to Shareholder specifically relating to a Takeover Proposal, and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact. Notwithstanding the foregoing, any Shareholder who is also a member of the board of directors of the Company, may, in such Shareholder capacity as an officer of the Company or a member of the Board of Directors of the Company, take such actions, if any, as are permitted by Section 5.2 of the Merger Agreement.

Section 2.5 Mutuality. Each Shareholder agrees that the terms of this Agreement shall apply to any interest, spousal or otherwise, of such Shareholder in the Shares described in this Agreement as being owned by the other Shareholder. The representations, warranties, and covenants of the Shareholders made in this Agreement are joint and several.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement shall terminate and be of no further force and effect upon the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof, (ii) the Effective Time, or (iii) June 30, 2006. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

Section 3.2 Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that: (i) they have read this Agreement; (ii) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (iii) they understand the terms and consequences of this Agreement; and (iv) they are fully aware of the legal and binding effect of this Agreement.

Section 3.3 Definitions. Terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement, as it may be amended from time to time.

Section 3.4 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 3.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, (ii) upon confirmation of receipt of facsimile transmission, or (iii) upon confirmed delivery by a standard overnight courier, to the following address or to such other address that a party hereto might later specify by like notice:

(a)	If to Parent or Merger Sub, to:

Teledyne Technologies Incorporated

12333 West Olympic Boulevard

Los Angeles, California 90064

Attention: Melanie S. Cibik

Telecopier No.: (310) 893-1607

with a copy to:

McGuireWoods LLP

Dominion Tower, 23rd Floor

625 Liberty Avenue

Pittsburgh, PA 15222

Attention: Scott E. Westwood

Telecopier No.: (412) 402-4191

(b)	If to Shareholder, to the address for notice set forth on Exhibit A hereto.

with a copy to:

Davis, Malm & D’Agostine, P.C.

One Boston Place

Boston, MA 02108

Attention: John T. Lynch

Telecopier No.: (617) 305-3120

Section 3.6 Severability. In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

Section 3.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect thereto.

Section 3.8 Assignment. No party hereto may assign or delegate this Agreement or any right, interest, or obligation hereunder; provided, however, that Parent or Merger Sub, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without obtaining the consent of any other party hereto; and provided, further, that any such assignment or delegation shall not relieve Parent or Merger Sub from liability hereunder.

Section 3.9 No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

Section 3.10 Waiver of Appraisal Rights. Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

Section 3.11 Further Assurance. Each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 3.12 Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

Section 3.13 No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its respective obligations hereunder, or the existence of any custom or practice of the parties hereto at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

Section 3.14 Specific Performance. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement at law, or in equity.

Section 3.15 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to provisions thereof relating to conflicts of law.

Section 3.16 Headings. The descriptive headings in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, each party hereto will confirm facsimile transmission by signing a duplicate original document.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in a manner sufficient to bind them as of the date first written above.

TELEDYNE TECHNOLOGIES INCORPORATED

By:
Name:
Title:

BOAT MERGER SUB, INC.

By:
Name:
Title:

SHAREHOLDER

By:

Address:

EXHIBIT A

Name of Beneficial and Record Owner	No. of Shares of Company Common Stock	No. of stock options

ANNEX C

Ferris, Baker Watts, Inc. Corporate Finance Member NYSE, SIPC 100 Light Street Baltimore, MD 21202 (410) 685-2600

November 1, 2005

The Board of Directors

Benthos, Inc.

49 Edgerton Drive

North Falmouth, MA 02556

Gentlemen:

The Board of Directors (the “Directors”) of Benthos, Inc. (“Benthos” or the “Company”) has requested a review of the proposed transaction (the “Transaction”) involving the proposed acquisition of the Company by Teledyne Technologies, Inc. (“Teledyne”) Specifically, the Directors have requested a review of the financial consideration to be paid to the Company’s shareholders in the Transaction.

Pursuant to the Transaction, Teledyne will acquire all of the outstanding shares for $17.50 in cash.

In connection with the opinion, we have reviewed, among other things, (i) the proposed Transaction, (ii) the proposed draft of the Agreement and Plan of Merger dated October 26, 2005, (iii) selected public and internal information of the Company, and (iv) the historical stock price performance of the Company. We have held discussions with the members of the management of the Company regarding the past and current business operations as well as the future prospects of the Company.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion whether publicly available or provided to us by the Company or representatives of the Company, and we have not assumed any responsibility for independent verification of such information. FBW has further assumed that the financial budgets and projections provided to FBW have been reasonably determined reflecting the best currently available estimates and judgements of the managements of the Company as to the future financial performance of the company. Our advisory services and the opinion considered herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction contemplated by the draft Agreement and Plan of Merger and such opinion does not constitute a recommendation as to how any Board Member or stockholder of the Company should vote with respect to the Transaction.

Ferris, Baker Watts, Incorporated, its clients, its officers or its employees, in the ordinary course of business, may have a position in the common stock of the Company.

Based upon the foregoing and based upon other such matters that we considered relevant, it is our opinion that the consideration to be paid to the Company’s shareholders by Teledyne as a result of the Transaction is fair from a financial point of view as of the date hereof. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. It is understood that subsequent developments may effect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

Very truly yours,

Ferris, Baker Watts, Incorporated

ANNEX D

MASSACHUSETTS BUSINESS CORPORATION ACT

PART 13

SUBDIVISION A.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 13.01. Definitions. In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

SECTION 13.02 Right to Appraisal. (a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SECTION 13.03. Assertion of Rights by Nominees and Beneficial Owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

SECTION 13.20. Notice of Appraisal Rights.

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

SECTION 13.21. Notice of Intent to Demand Payment.

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

SECTION 13.22. Appraisal Notice and Form.

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

SECTION 13.23. Perfection of Rights; Right to Withdraw.

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

SECTION 13.24. Payment.

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

SECTION 13.25. After-Acquired Shares.

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

SECTION 13.26. Procedure if Shareholder Dissatisfied with Payment or Offer.

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.

JUDICIAL APPRAISAL OF SHARES

SECTION 13.30. Court Action.

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

SECTION 13.31. Court Costs and Counsel Fees.

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

SPECIAL MEETING OF SHAREHOLDERS OF

BENTHOS, INC.

January     , 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
		1. To approve the Agreement and Plan of Merger, dated as of November 1, 2005, among Teledyne Technologies Incorporated, Boat Merger Sub Inc. and Benthos, Inc.	☐	☐	☐

2.      To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to complete the Merger as set forth in the Agreement and Plan of Merger, including for the purpose of soliciting proxies to vote in favor of the Agreement and Plan of Merger.

			☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR PROPOSALS 1 AND 2 AND WITH DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BENTHOS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Special Meeting of Shareholders

to be held on January     , 2006

The undersigned holder of Common Stock of BENTHOS, INC. (the “Corporation”) acknowledges receipt of the Notice of the Special Meeting of Shareholders dated December     , 2005 and the accompanying Proxy Statement and hereby appoints Ronald L. Marsiglio, Francis E. Dunne, Jr. and John T. Lynch and each of them, proxies, agents and attorneys-in-fact of the undersigned (with full power of substitution) to attend the above shareholders meeting and all adjournments thereof (the “Meeting”) and there to vote all shares of Common Stock of the Corporation that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting, ratifying and confirming all that said proxies or their substitutes may lawfully do in place of the undersigned as indicated on the reverse hereof

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE.

(Continued and to be signed on the reverse side)

COMMENTS:

SPECIAL MEETING OF SHAREHOLDERS OF

BENTHOS, INC.

January     , 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -	COMPANY NUMBER

TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.¯

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
		1. To approve the Agreement and Plan of Merger, dated as of November 1, 2005, among Teledyne Technologies Incorporated, Boat Merger Sub Inc. and Benthos, Inc.	☐	☐	☐

2.      To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to complete the Merger as set forth in the Agreement and Plan of Merger, including for the purpose of soliciting proxies to vote in favor of the Agreement and Plan of Merger.

			☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR PROPOSALS 1 AND 2 AND WITH DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.